An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated February 4 , 2016

Stack-It Storage, Inc.

Minimum offering of 1,000,000 shares / Maximum offering of 10,000,000 shares

This is a public offering of shares of common stock of Stack-It Storage, Inc.

The offering will be at a fixed price of $0.70 per share. The end date of the offering will be April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days).

Our common stock currently trades on the OTC Pink market under the symbol “STAK” and the closing price of our common stock on February 3, 2016 was $0.85.  Our common stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent, however, we may engage various securities brokers to place shares in this offering with investors for commissions of up to 10% of the gross proceeds.  Until we achieve the sale of the minimum offering amount of 1,000,000 shares, the proceeds from the offering will be kept in an escrow account. Upon achievement of the minimum offering amount, we will be entitled to release the funds held in escrow and the proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of common stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____________, 2016

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Stack-It Storage, Inc.

Our Company

Stack-it Storage, Inc. has historically been a small, public oil and gas production company operating under a predecessor name (Caprock Oil, Inc.) in Houston, Texas.  In May 2015, we sold the majority of our oil and gas properties and repaid all of our property related debt.  In July 2015, we changed our name from Caprock Oil, Inc. to Stack-it Storage, Inc. as a prelude to our transition into the self-storage business.  In August 2015, we reached a binding agreement to acquire our initial self-storage facility near Lake Houston in Harris County, Texas, for a purchase price of $1,500,000.  We closed the transaction in October 2015.  We are considering a substantial expansion of that facility to commence in 2016.

Once we have completed the integration of the Lake Houston storage facility, we plan to undertake a program to acquire additional self-storage facilities.  For this acquisition program, we are expecting to seek fully operational self-storage facilities with at least 30,000 net rentable square feet, located primarily in the south and southwest.  We are currently targeting the acquisition of up to thirteen such self-storage facilities, with total capacity of as much as 700,000 net rentable square feet, within the next 12 to 24 months.  We are projecting continuing growth in subsequent years through our acquisition program.  Our ability to execute on this expansion program is entirely dependent on our ability to raise sufficient financing in this offering.  If we are only able to complete the minimum offering, we will be required to raise additional financing in the future in order to execute on our expansion strategy.

In order to supplement our existing management team, we have entered into a contract with Donald Jones Consulting Services, LLC (“DJCS”) to manage our daily storage operations at Lake Houston as well as the other storage assets that we may acquire.  DJCS was established in 2004 and is dedicated to self-storage management.  It provides direct management support to self-storage owners and has been a top 100 management company since 2011.  DJCS currently manages 20 self-storage facilities and has two fulltime regional managers with over 18 years of combined experience.  In addition to management services at Lake Houston, DJCS assisted in the due diligence review process and will advise on the Lake Houston expansion plan.

On December 30, 2015, the Company sold the equity ownership of its two main oil and gas subsidiaries to affiliates of a minority shareholder for a total sales price of $50,000, thus completing its exit from the oil and gas business. The sales price was represented by a promissory note payable by the purchaser to the Company with a term of 2 years. The note accrues interest at a rate of 5% per annum until maturity (if the NYMEX future oil price does not close at $80 per barrel for 20 consecutive trading prior to maturity, the note is redeemable at maturity for $5,000). One of the subsidiaries sold in this transaction was the owner of the operated oil and gas fields in Texas at the time such properties were sold to another company in May 2015. Primarily due to the extinguishment of liabilities remaining after the May 2015 sale of those properties, the Company expects to report a gain of approximately $600,000 on the December 2015 sale for the fourth quarter of 2015. The other subsidiary included in the December 2015 sale was the owner of non-operated oil and gas properties in Louisiana.

Company Information

We are incorporated in the State of Nevada. Our principal executive offices are located at 11011 Richmond Avenue, Suite 525, Houston, Texas, 77042 and our telephone number is (713) 479-7050. Our web site is www.stackitstorage.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering .............................................	Minimum of 1,000,000 shares of common stock Maximum of 10,000,000 shares of common stock
Common Stock outstanding before this offering ...................	19,898,015 shares of common stock (as of September 30, 2015).
Use of proceeds ......................................................................
We intend to use the proceeds from this offering to expand our Lake Houston facility, to acquire new self-storage facilities and for general corporate purposes, including possible repayment of debt.  See “Use of Proceeds.”

Risk Factors ...........................................................................	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Escrow .....................................................................................
The offering will terminate upon the earlier of: (i) a date after which at least 1,000,000 shares of common stock have been subscribed for or (ii) April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days). Until at least 1,000,000 shares are sold, all investor funds will be held in an escrow account at Signature Bank, a state chartered bank in New York, which is serving as the escrow agent for this offering. If at least 1,000,000 shares are not sold by April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days), all funds will be promptly returned to investors (within one business day) without interest or deduction.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, however, we may engage various securities brokers to place shares in this offering with investors on a commission basis.  No shares will be sold unless at least a minimum of 1,000,000 shares of common stock have been sold no later than April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days). All monies collected for subscriptions will be held in a separate escrowed bank account at Signature Bank, until the total amount of 1,000,000 shares has been sold.  Any checks or wire transfers for the purchase of shares should be made payable to the escrow account at Signature Bank. Upon receipt of funds sufficient for the sale of 1,000,000 shares, the funds will be transferred to our business account. In the event the minimum total of 1,000,000 shares is not sold prior to April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days), all monies will be returned to investors, without interest or deduction, within one business day.

We will use our existing website, www.stackitstorage.com, to provide notification of the offering.  Persons who desire information will be directed to www.sproutequity.com (the “Sprout Equity Website”), a website owned and operated by an affiliate of one of our stockholders that provides technology support to issuers engaging in equity crowd funding efforts.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Sprout Equity Website.

The Sprout Equity Website will be the primary means by which prospective investors may subscribe in this offering.  All prospective investors who submitted non-binding indications of interest (“Interest Holders”) will be given the first opportunity to purchase shares upon the qualification of this offering by the Securities and Exchange Commission (SEC) (the “Initial Offering Period”).   Upon qualification by the SEC, the Interest Holders will receive an email which will be supported with a press release to general and financial media.  During the Initial Offering Period, Interest Holders will be able to log into the Sprout Equity Website using their credentials (username and password) established during the reservation process. Accordingly, persons who are not Interest Holders will only be permitted to leave their email addresses on a “waiting list” and will be notified if an opportunity to invest arises.

On the Sprout Equity Website, Interest Holders will again be given an overview of the process and procedures, which will require an e-signature. Interest Holders will then begin a process of establishing their personal and financial identity, selecting the number of shares to be purchased and how payment will be made, and executing subscription agreements. Once complete all purchasers will be emailed a confirmation.

If we receive subscriptions for more shares than the 10,000,000 being offered, we will reduce proportionately all subscriptions received.  If all 10,000,000 shares have not been sold during the initial period, the shares will be offered to the general public. Those on the waiting list will be notified and we will also engage in a communications effort to inform potential investors of the offering opportunity. We estimate that the cost of the communication effort may be from $5,000 to up to $25,000 per week during the pendency of the offering.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The number of shares of common stock to be outstanding after this offering does not give effect to:

•	1,000,000 shares of common stock underlying outstanding options to our officers, directors and employees pursuant to the Stack-It Storage, Inc. Stock Equity Plan; and

•	1,000,000 shares of common stock available for future issuance under the Stock Equity Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Self-Storage Operations

We have recently entered the self-storage business and we have no track record of operating self-storage facilities.

We have historically been a small, public oil and gas production company.  In May 2015, we sold the majority of our oil and gas properties.  In August 2015, we reached a binding agreement to acquire our initial self-storage facility near Lake Houston in Harris County, Texas and we closed this acquisition in October 2015.

With respect to the self-storage business, we are a start-up company with one facility and no meaningful operating history.  In addition, our management has no experience operating self-storage facilities. As such, you will be investing in an early stage company and your investment will be subject to the risks involved in investments in such companies.

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our facilities. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. Initially, we will have one facility located near Houston, Texas.  As such, unless and until we are able to acquire additional facilities, we will be subject to the conditions in the geographic area near our initial facility.

We face competition for the acquisition of storage assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We compete with many other entities engaged in real estate investment activities for acquisitions of storage assets, including national, regional and local operators and developers of stores. This competition may cause the price we pay for stores or other assets we seek to increase, or we maybe unsuccessful in in acquiring those stores or assets.  In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In addition, the number of entities and the amount of funds competing for suitable investment in stores may increase. This competition would result in increased demand for these assets and therefore increased prices paid for them. Due to an increased interest in single-store acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single stores in comparison with portfolio acquisitions. If we pay higher prices for stores or other assets, our profitability may be reduced.

We may not be successful in identifying and consummating suitable acquisitions that meet our criteria, which may impede our growth.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable stores or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all.  Failure to identify or consummate acquisitions will slow our growth, which could in turn adversely affect our stock price.  Our ability to acquire stores on favorable terms and successfully integrate and operate them may be constrained by significant risks such as competition from other acquirers with significant capital, including publicly-traded REITs and institutional investment funds; the inability to achieve satisfactory completion of due diligence investigations and other customary closing conditions; and failure to finance an acquisition on favorable terms or at all.  In addition, strategic decisions by us, such as acquisitions, may adversely affect the price of our securities.

We may not be successful in integrating and operating acquired self-storage assets.

We have just completed our first acquisition and expect to make future acquisitions of self-storage assets.  If we acquire any stores, we will be required to integrate them into our then existing portfolio. The acquired stores may turn out to be less compatible with our growth strategy than originally anticipated, may cause disruptions in our operations or may divert management’s attention away from day-to-day operations, which could impair our operating results as a whole.

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our initial facility at Lake Houston as well as the other storage assets that we may acquire. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to maintain or increase rents.  If our stores fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

If we are unable to promptly re-let our units or if the rates upon such re-letting are significantly lower than expected, our business and results of operations would be adversely affected.

Virtually all of our leases are on a month-to-month basis. Any delay in re-letting units as vacancies arise would reduce our revenues and harm our operating results. In addition, lower than expected rental rates upon re-letting could adversely affect our revenues and impede our growth.

We will depend upon our contracted operations manager to maximize tenant satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled field personnel may harm our operating performance.

We have entered into a contract with Donald Jones Consulting Services, LLC to manage our daily storage operations at Lake Houston as well as the other storage assets that we may acquire.   We will rely upon such consultant to maintain clean and secure stores.  If our consultant is unable to successfully recruit, train and retain qualified field personnel, the quality of service we strive to provide at our stores could be adversely affected, which could lead to decreased occupancy levels and reduced operating performance.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We expect to maintain comprehensive liability, fire, flood, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to Lake Houston and the other storage assets that we may acquire.  Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to hurricanes, tornadoes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a store. In addition, if any such loss is insured, we may be required to pay significant amounts on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. As a result, our operating results may be adversely affected.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in income, property or other taxes generally are not passed through to tenants under leases and may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for environmental conditions existing on facilities or other conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

Environmental compliance costs and liabilities associated with operating our facilities may affect our results of operations.

Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person.

We will rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personally identifiable information, and tenant and lease data. We will purchase some of our information technology from vendors, on whom our systems depend. We will rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential tenant and other sensitive information. Although we expect to take commercially reasonable efforts to protect the security of our information systems and the data maintained in those systems, it is possible that our safety and security measures will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information.  Any failure to maintain proper function, security and availability of our information systems could interrupt our operations, damage our reputation, divert significant management attention and resources to remedy any damages that result, subject us to liability claims or regulatory penalties and have a material adverse effect on our business and results of operations.

Risks Related to the Real Estate Industry

Our primary business involves the ownership and operation of self-storage assets.

Our current strategy is to own, operate, manage, acquire, develop and redevelop only self-storage assets. Consequently, we are subject to risks inherent in investments in a single industry. Because investments in real estate are inherently illiquid, this strategy makes it difficult for us to diversify our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our stores.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more stores in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any store for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a store. We may be required to expend funds to correct defects or to make improvements before a store can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements.

Any negative perceptions of the self-storage industry generally may result in a decline in our stock price.

To the extent that the investing public has a negative perception of the self-storage industry, the value of our securities may be negatively impacted, which could result in our securities trading below the inherent value of our assets.

Disruptions in the financial markets could affect our ability to obtain equity and debt financing on reasonable terms and have other adverse effects on us.

Uncertainty in the equity and credit markets may negatively impact our ability to access additional equity and debt financing or to refinance existing debt maturities on favorable terms (or at all), which may negatively affect our ability to make acquisitions and fund development projects. A downturn in the equity or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell stores or may adversely affect the price we receive for stores that we do sell, as prospective buyers may experience increased costs of equity or debt financing or difficulties in obtaining such financing.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness.

We expect to finance up to 75% of the cost of our acquired storage assets with long term debt.  Interest rates that we would pay on such debt are subject to change, accordingly, increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to service our acquisition debt.

Risks Related to Ownership of Our Common Stock

If we only complete the minimum offering, we will need to raise additional capital in the near future, for which we have no commitments.

We are offering our common stock on an "all-or-none" basis with respect to the minimum offering and on a "best efforts" basis with respect to the maximum offering. If we are only able to complete the minimum offering, we will receive net proceeds of approximately $597,500. If we are able to complete the minimum offering, there can be no assurance that we will able to complete any portion of the maximum offering.

Raising only the minimum offering would leave us with only a modest amount of funds to support our continued operations, and raising less than the maximum offering will not allow us to pursue our growth strategy. If we only complete the minimum offering, we estimate that we will need to raise additional financing before the end of 2016 in order to continue our operations. We have no commitments for such financing, and any financing we receive may not be on favorable terms and may be highly dilutive to our shareholders.

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	Unplanned delays in acquiring new storage assets;
•	Stock price performance of our competitors;
•	Default on our indebtedness;
•	Actions by our competitors;
•	Changes in senior management or key personnel;
•	Incurrence of indebtedness or issuances of capital stock; and
•	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of being a public company and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the Securities and Exchange Commission ("SEC"). We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.  These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time.  Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party.  The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals.  Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We do not currently pay any cash dividends.

As an oil and gas company, we did not generate sufficient earnings and cash flow to pay any dividends on shares of our common stock.  As we become a fully operational self-storage company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain.  Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur.  Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our business’ strategies and investment policies;

•	our business’ financing plans and the availability of capital;

•	potential growth opportunities available to our business;

•	the risks associated with potential acquisitions by us;

•	the recruitment and retention of our officers and employees;

•	our expected levels of compensation;

•	the effects of competition on our business; and

•	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

After deducting estimated expenses of this offering, we expect net proceeds from this offering of approximately $597,500, assuming completion of the minimum offering, or $6,425,000, assuming completion of the maximum offering at the public offering price of $0.70 per share.  In both cases, we have assumed that we will pay commissions of 10% of the gross proceeds to various securities brokers for 75% of the shares sold in the offering and that our other offering expenses will amount to $50,000.

We intend to use the net proceeds of this offering as follows: approximately $675,000 to expand our Lake Houston facility, approximately $5,600,000 to acquire new self-storage facilities and the remainder for general corporate purposes, including possible repayment of debt, assuming the maximum offering size.  If the offering size is less than the maximum amount but greater than the minimum amount, we would expect to reduce the net proceeds used to acquire new self-storage facilities accordingly (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources of the Company Following the Lake Houston Acquisition”).

Until we use the net proceeds as described above, we intend to invest the net proceeds in short-term securities.

DIVIDEND POLICY

As we become a fully operational self-storage company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain.  Once we have attained that level, our annual dividend target is anticipated to be approximately 90% of the prior year’s net income adjusted for unusual items. The decision to pay a dividend, however, remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant.  Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2015:

•	on a historical basis;

•	on an adjusted basis to give effect to the incurrence of the long term bank debt and the convertible debentures issued in the Lake Houston acquisition in October 2015, as well as the following:

• the receipt of the net proceeds of the minimum offering of 1,000,000 shares in the amount of $597,500; and

• the receipt of the net proceeds of the maximum offering of 10,000,000 shares in the amount of $6,425,000.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Minimum Offering Size	Maximum Offering Size

Cash	$394,487	$991,987	$6,819,487

Indebtedness
Long term debt - bank	-	800,000	800,000
Convertible debentures	-	630,000	630,000
Total indebtedness	-	1,430,000	1,430,000

Stockholders’ equity (deficit):
Preferred stock, $.01 par value per share, 1,000,000 shares authorized,
None issued	-	-	-
Common stock, $.01 par value per share, 200,000,000 shares authorized,
5,181,348 shares outstanding (Actual), 6,181,348 shares outstanding
(Minimum), and 15,181,348 shares outstanding (Maximum)	51,813	61,813	151,813
Additional paid in capital	15,788,467	16,375,967	22,113,467
Accumulated deficit	(16,132,379)	(16,132,379)	(16,132,379)
Total stockholders’ equity (deficit)	(292,099)	305,401	6,132,901

Total indebtedness and stockholders’ equity (deficit)	$(292,099)	$1,735,401	$7,562,901

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to (i) the sale of our common stock in this offering at an assumed public offering price of $0.70 per share and after deducting the estimated offering expenses payable by us and (ii) the issuance of a total of 14,716,667 shares of common stock to our majority shareholder and three other accredited investors in the third quarter of 2015 for gross proceeds of $232,500, our adjusted net tangible book value at June 30, 2015 would have been $537,901 or $0.03 per share, assuming minimum offering size, and $6,365,401 or $0.22 per share, assuming maximum offering size. This represents an immediate increase in net tangible book value per share of $0.04 to the existing stockholders and dilution in net tangible book value per share of $0.67 to new investors who purchase shares in the offering, assuming minimum offering size, and an immediate increase in net tangible book value per share of $0.23 to the existing stockholders and dilution in net tangible book value per share of $0.48 to new investors who purchase shares in the offering, assuming maximum offering size.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering	Maximum Offering
Assumed public offering price per share	$0.70	$0.70
Net tangible book value per share at June 30, 2015, as adjusted	$(0.01)	$(0.01)
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.04	$0.23
Adjusted net tangible book value per share after this offering	$0.03	$0.22
Dilution in net tangible book value per share to new investors	$0.67	$0.48

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of Lake Houston Storage, LLC, the previous owner of the Lake Houston storage facility, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Consolidated Financial Statements of the Company for the Years Ended December 31, 2014 and 2013

Information regarding management’s discussion of our consolidated financial statements for the years ended December 31, 2014 and 2013 is incorporated by reference to Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 (see link below).

http://www.sec.gov/Archives/edgar/data/1277998/000135448815001369/roko_10k.htm

Consolidated Financial Statements of the Company for the Six Months Ended June 30, 2015 and 2014

Information regarding management’s discussion of our consolidated financial statements for the six month periods ended June 30, 2015 and 2014 is incorporated by reference to Item 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (see link below).

http://www.sec.gov/Archives/edgar/data/1277998/000135448815003680/roko_10q.htm

Financial Statements of Lake Houston Storage, LLC for the Year Ended December 31, 2014

The Company acquired the Lake Houston storage facility from Lake Houston Storage, LLC ("LHS"), a Texas limited liability company, on October 30, 2015.  The acquisition was structured as an asset purchase, however, we have included the audited financial statements of LHS for the year ended December 31, 2014 herein, as the Company has acquired the “business” of LHS.  For the period covered by such financial statements, LHS was a single purpose entity which owned and operated the Lake Houston storage facility in Huffman, Texas.

The following management discussion addresses the revenues, expenses and various other amounts of LHS as reflected in the audited financial statements for the year ended December 31, 2014.  Management believes that LHS is typical of most self-storage facilities with relatively simple accounting processes and no unusual accounting policies.

Rental revenues from LHS storage units for the year ended December 31, 2014 were $165,000.  As with most storage facilities, rental income at LHS was earned pursuant to month-to-month leases for customer storage space.  The storage rates charged by LHS in the year ended December 31, 2014 ranged from as low as $35 per month for the smallest units to as much as $150 per month for the largest units.  For the year ended December 31, 2014, customer occupancy of storage units at LHS averaged approximatively 90% and was generally consistent during the year with a relatively small amount of seasonal variation.

Storage operating expenses of LHS for the year ended December 31, 2014 were $68,000.  Such amounts consisted largely of items such as repairs and maintenance, property taxes, utilities, insurance, and management fees.  As was the case previously noted with rental revenues, storage operating expenses were generally consistent from month-to-month with little seasonal variation.

Depreciation expense of LHS for the year ended December 31, 2014 was $34,000.  The majority of this expense represents deprecation on self-storage buildings and facilities acquired by LHS from the previous owner of the Lake Houston storage facility in the year ended December 31, 2012.  Such long-lived assets were depreciated by LHS on a straight-line basis over their estimated useful lives ranging up to 39 years.

General and administrative expenses of LHS for the year ended December 31, 2014 were $9,000.  Such amounts consisted largely of items such as advertising and promotion, professional fees, and computer/telephone expenses.  Such expense amounts were generally consistent from month-to-month with little seasonal variation.

Interest expense of LHS for the year ended December 31, 2014 was $32,000.  Such amount consisted solely of interest expense on a long term, secured bank loan incurred by LHS in the acquisition of the Lake Houston storage facility from the previous owner in the year ended December 31, 2012.

LHS was treated as a partnership for federal and state income tax purposes, therefore, all tax related attributes were allocated directly to the members.  Accordingly, LHS did not record any income tax related amounts for the year ended December 31, 2014.

Financial Statements of Lake Houston Storage, LLC for the Six Months Ended June 30, 2015 and 2014

The following discussion addresses the revenues and expenses of LHS as reflected in the unaudited financial statements for the six months ended June 30, 2015 compared to the six months ended June 30, 2014.

Rental revenues from LHS storage units for the six months ended June 30, 2015 were $87,000 compared to $85,000 for the six months ended June 30, 2014.  This increase was largely due to higher rental rates as occupancy levels were generally equivalent in both periods.

Storage operating expenses of LHS for the six months ended June 30, 2015 were $29,000 compared to $29,000 for the six months ended June 30, 2014, as operating expenses were maintained at essentially the same level in both periods.

Depreciation expense of LHS for the six months ended June 30, 2015 was $14,000 compared to $17,000 for the six months ended June 30, 2014.  This decrease was due to the declining balance method being used to depreciate office equipment and furniture.

General and administrative expenses of LHS for the six months ended June 30, 2015 were $4,000 compared to $4,000 for the six months ended June 30, 2014, as administrative expenses were maintained at essentially the same level in both periods.

Interest expense of LHS for the six months ended June 30, 2015 was $16,000 compared to $16,000 for the six months ended June 30, 2014.  Such amounts in both periods consisted solely of interest expense on a long term, secured bank loan incurred by LHS in the acquisition of the Lake Houston storage facility from the previous owner in the year ended December 31, 2012.

Liquidity and Capital Resources of the Company Following the Lake Houston Acquisition

As previously noted, we completed the acquisition of our initial self-storage facility near Lake Houston in October 2015 for a purchase price of $1,500,000. We financed this transaction with a combination of (i) a new secured bank term loan in the principal amount of $800,000, (ii) new convertible debentures issued to shareholders and other investors in the principal amount of $630,000 (for which the noteholders were granted a security interest in the member units of the Company's wholly-owned subsidiary that was formed to acquire the Lake Houston storage facility), and (iii) available cash resources. With the completion of this acquisition, we are planning to undertake a significant acquisition and expansion mode in the self-storage business in the near term. However, there can be no assurance that we will be successful in acquiring additional self-storage facilities on economic terms and under favorable financing arrangements that will enable us to ultimately achieve profitable operations in the self-storage business.

With the sale of the majority of our oil and gas properties in May 2015, we no longer face the substantial financing demands of that business where significant capital expenditures may be required in order to maintain production levels in a depleting asset base.  In contrast, we expect there to be relatively low maintenance capital expenditure requirements as we transition to the self-storage business.  Accordingly, we anticipate that our self-storage capital expenditures will be incurred largely on a discretionary basis, whether they are related to either the expansion of our existing storage facilities or the acquisition of new storage facilities.

As previously indicated, we plan to expand our ownership of self-storage facilities to as much 700,000 net rentable square feet, within the next 12-24 months.  In order to achieve that level of growth, we would expect to make up to thirteen substantial acquisitions of existing self-storage facilities.  We presently intend to finance such acquisitions with a combination of equity from this offering and other sources, plus the proceeds of secured bank debt for up to 75% of the acquisition cost.

Assuming the maximum offering size, we intend to use approximately $675,000 of the net proceeds of this offering to expand our recently acquired Lake Houston self-storage facility and approximately $5,600,000 of such proceeds for the equity component of the acquisitions of other, unidentified self-storage facilities, as noted above.  The latter amount of equity proceeds, when combined with secured bank debt covering as much as 75% of the cost of such facilities, could provide us with total acquisition purchasing power of approximately $22,400,000, which would enable us to make substantial progress toward reaching the goal of 700,000 net rentable square feet.

Assuming the minimum offering size, we intend to use the $597,500 in net proceeds of this offering toward the expansion of our recently acquired Lake Houston self-storage facility (for which the estimated expansion is approximately $700,000), or combine that amount with secured bank debt covering as much as 75% of the cost of acquiring other self-storage facilities, thus providing us with total acquisition purchasing power of approximately $2,390,000 to apply toward one or more such acquisitions.

Prior to the completion of this offering, we expect to borrow up to $250,000 from one or more of the noteholders to whom the convertible debentures used to finance the Lake Houston acquisition were issued in October 2015 (see "Description of Common Stock - Convertible Debentures"). Such borrowings will be made for working capital purposes and will be substantially similar in terms to the debentures used to finance the Lake Houston acquisition, except that there will be no common stock conversion feature. As these borrowings will be utilized for short term purposes, the Company expects to repay them in approximately six months following the completion of this offering.

BUSINESS

Overview

Stack-it Storage, Inc. has historically been a small, public oil and gas production company operating under a predecessor name (Caprock Oil, Inc.) in Houston, Texas.  In May 2015, we sold the majority of our oil and gas properties and repaid all of our property related debt.  In July 2015, we changed our name from Caprock Oil, Inc. to Stack-it Storage, Inc. as a prelude to our transition into the self-storage business.  In August 2015, we reached a binding agreement to acquire our initial self-storage facility near Lake Houston in Harris County, Texas, for a purchase price of $1,500,000.  We closed the transaction in October 2015.  We are considering a substantial expansion of that facility to commence in 2016.

Once we have completed the integration of the Lake Houston storage facility, we plan to undertake a program to acquire additional self-storage facilities.  For this acquisition program, we are expecting to seek fully operational self-storage facilities with at least 30,000 net rentable square feet, located primarily in the south and southwest.  We are currently targeting the acquisition of up to thirteen such self-storage facilities, with total capacity of as much as 700,000 net rentable square feet, within the next 12 to 24 months.  We are projecting continuing growth in subsequent years through our acquisition program.  Our ability to execute on this expansion program is entirely dependent on our ability to raise sufficient financing in this offering.  If we are only able to complete the minimum offering, we will be required to raise additional financing in the future in order to execute on our expansion strategy.

In order to supplement our existing management team, we have entered into a contract with Donald Jones Consulting Services, LLC (“DJCS”) to manage our daily storage operations at Lake Houston as well as the other storage assets that we may acquire.  DJCS was established in 2004 and is dedicated to self-storage management.  It provides direct management support to self-storage owners and has been a top 100 management company since 2011.  DJCS currently manages 20 self-storage facilities and has two fulltime regional managers with over 18 years of combined experience.  In addition to management services at Lake Houston, DJCS assisted in the due diligence review process and will advise on the Lake Houston expansion plan.

On December 30, 2015, the Company sold the equity ownership of its two main oil and gas subsidiaries to affiliates of a minority shareholder for a total sales price of $50,000, thus completing its exit from the oil and gas business. The sales price was represented by a promissory note payable by the purchaser to the Company with a term of 2 years. The note accrues interest at a rate of 5% per annum until maturity (if the NYMEX future oil price does not close at $80 per barrel for 20 consecutive trading prior to maturity, the note is redeemable at maturity for $5,000). One of the subsidiaries sold in this transaction was the owner of the operated oil and gas fields in Texas at the time such properties were sold to another company in May 2015. Primarily due to the extinguishment of liabilities remaining after the May 2015 sale of those properties, the Company expects to report a gain of approximately $600,000 on the December 2015 sale for the fourth quarter of 2015. The other subsidiary included in the December 2015 sale was the owner of non-operated oil and gas properties in Louisiana.

Lake Houston Facility

In October 2015, we completed the acquisition of our Lake Houston facility for a purchase price of $1,500,000.   In this transaction, we acquired a fully operational self-storage facility with approximately 22,000 net rentable square feet located in Huffman, Texas.  The acquired facility is located in close proximity to Lake Houston, a major water reservoir and aquatic recreational area, and presently consists of 202 non-climate controlled self-storage units situated on approximately 2.57 acres of land.  It was originally constructed in stages from 1996 to 2004 and current occupancy of the self-storage units is approximately 95%.  We financed this transaction with a combination of (i) a new secured bank term loan in the principal amount of $800,000, (ii) new convertible debentures issued to shareholders and other investors in the principal amount of $630,000, and (iii) available cash resources.

Our Industry

Self-storage stores offer month-to-month storage space rental for personal or business use and are a cost-effective and flexible storage alternative. Tenants rent fully enclosed spaces that can vary in size according to their specific needs and to which they have unlimited, exclusive access. Tenants have responsibility for moving their items into and out of their units. Self-storage unit sizes typically range from 5 feet by 10 feet and 10 feet by 10 feet to 20 feet by 20 feet, with an interior height of 8 feet to 12 feet. Stores generally have on-site managers who supervise and run the day-to-day operations, providing tenants with assistance as needed on either a full time or part time basis.  Self-storage provides a convenient way for individuals and businesses to store their possessions due to life changes, or simply because of a need for storage space. The mix of residential tenants using a store is determined by a store’s local demographics and often includes people who are looking to downsize their living space or others who are not yet settled into a permanent residence. Items that residential tenants place in self-storage range from cars, boats and recreational vehicles, to furniture, household items and appliances. Commercial tenants tend to include small business owners who require easy and frequent access to their goods, records, inventory or storage for seasonal goods.

The self-storage industry has been one of the fastest growing sectors of the U.S. commercial real estate industry over the past 40 years.  There are over 48,500 primary self-storage facilities in the United States as of year-end 2014, and the distribution of self-storage facilities as of the second quarter of 2015 is 32% urban, 52% suburban and 16% rural.  As of the second quarter of 2015, occupancy rates for self-storage were 90%.  As of 2013, approximately 9.5% of all American households rented a self-storage unit. (All data is from the Self-Storage Association International – 2015-2016 Self Storage Industry Fact Sheet)

The industry is also characterized by fragmented ownership. The six top self-storage companies, including five public REITs, own, operate or manage about 5,800 self-storage facilities representing 12% of all U.S. facilities.  Additionally, over 150 private companies own and operate 10 or more facilities each, and some 4,000 firms own and operate 2 to 9 self-storage facilities.  Lastly, more than 26,000 firms own and operate just one facility. (All data is from the Self-Storage Association International – 2015-2016 Self Storage Industry Fact Sheet)

Since inception in the early 1970’s, the self-storage industry has experienced significant growth. According to the Self-Storage Almanac (the “Almanac”), in 2008 there were only 41,100 stores in the United States, with an average physical occupancy rate of 83.0% of net rentable square feet, compared to 51,475 stores in 2014 with an average physical occupancy rate of 89.1% of net rentable square feet.

Our Strategy

Our primary business objectives are to expand our Lake Houston facility and to acquire additional self-storage facilities, with the goal of maximizing earnings and cash flow available for distribution to our stockholders.   If we are able to raise sufficient financing, we intend to pursue the acquisition of additional facilities in the near-term.  Our goal is to acquire additional facilities over the next 12-24 months after the closing of this offering that represent 700,000 rentable square feet.   Our goal is for our acquisition targets to have at least an 80% occupancy rate, and have room to improve profits through efficiencies, higher rental rates and increased occupancy.

Regulation

Generally, our facilities will be subject to various laws, ordinances and regulations, including regulations relating to lien sale rights and procedures. Changes in any of these laws or regulations that increase the potential liability for environmental conditions or circumstances existing or created by tenants or others on facilities, or laws affecting development, construction, operation, upkeep, safety and taxation may result in significant unanticipated expenditures, loss of self-storage stores or other impairments to operations, which may adversely affect our financial position, results of operations or cash flows.

Under the Americans with Disabilities Act of 1990 (the “ADA”), places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional U.S. federal, state and local laws also exist that may require modifications to the stores, or restrict further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, thereby requiring substantial capital expenditures. To the extent our stores are not in compliance, we are likely to incur additional costs to comply with the ADA.  Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, results of operations or cash flows.

Employees

As of February 1 , 2016, we had three employees and believe our relationship with our employees is good. Our employees are not represented by a collective bargaining agreement.  Our onsite self-storage operations and certain administrative functions are performed substantially by independent contractors.

MANAGEMENT

Information regarding our current Directors and Officers is incorporated by reference to Item 10 of our Annual Report on Form 10-K for the year ended December 31, 2014 (see link below).

http://www.sec.gov/Archives/edgar/data/1277998/000135448815001369/roko_10k.htm

As noted above under “Business,” we have engaged an experienced storage operations consultant, Donald Jones, to manage our daily storage operations at Lake Houston as well as the other storage assets that we may acquire.  His services will be provided to us under a contract with his consulting company, DJCS.  Information regarding background and experience of DJCS can be found in that section.

Executive Compensation

                The following table summarizes certain information with respect to the compensation earned by the Company's executive officers for services rendered in all capacities during the years indicated.

Name & Principal Position	Fiscal Year	Annual Compensation Salary		Bonus	Stock Awards		Option Awards		Incentive Comp.	All Other Comp.		Total Comp.

Steven H. Mikel	2015	$120,000		$—	$—		$408,514	(2)	$—	$4,800	(3)	$533,314
Chief Executive Officer	2014	$75,000	(1)	$—	$—		$371,400	(2)	$—	$2,800	(3)	$449,200

D. Hughes Watler, Jr.	2015	$90,000		$—	$229,166	(2)	$37,114		$—	$2,700	(3)	$358,980
Chief Financial Officer	2014	$90,000		$—	$190,970	(2)	$—		$—	$2,700	(3)	$283,670

(1) Represents Mr. Mikel's salary since he joined the Company as Chief Executive Officer in May 2014.
(2) Reflects amortized grant date fair value of stock option awards or restricted stock awards granted to each officer, as further described in Notes 10 and 13 to our Consolidated Financial Statements for the six months ended June 30, 2015.
(3) Represents the Company's annual matching contribution to a company sponsored 401(k) Plan on behalf of each officer.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth all outstanding stock and option awards held by our named executive officers as of December 31, 2015.

	Stock and Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Steven H. Mikel	80,000	120,000	$6.50	5/19/2017
	-0-	400,000	$1.00	8/25/2018

D. Hughes Watler, Jr.	-0-	400,000	$1.00	8/25/2018

 Director Independence

Information regarding director independence is incorporated by reference to Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2014 (see link below).

http://www.sec.gov/Archives/edgar/data/1277998/000135448815001369/roko_10k.htm

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Information regarding certain relationships and related party transactions is incorporated by reference to Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2014 (see link below).

http://www.sec.gov/Archives/edgar/data/1277998/000135448815001369/roko_10k.htm

 As indicated under "Description of Capital Stock - Convertible Debentures," the Company issued a series of new convertible debentures to a group of shareholders and other investors in the principal amount of $630,000 (for which the noteholders were granted a security interest in the member units of the Company's wholly-owned subsidiary that was formed to acquire the Lake Houston storage facility), in conjunction with the acquisition of the Lake Houston storage facility in October 2015. Of such convertible debentures, $20,000 was issued to Pioneer Group, LLC, one of the Company's principal shareholders (see "Principal Stockholders") and $525,000 was issued to three other investors who are affiliated with the principal shareholders. The $525,000 that was issued to three investors who are affiliated with the Company's principal shareholders consist of the following amounts: (i) $230,000 was issued to an individual who has an indirect beneficial interest in Pioneer Group, LLC, one of the Company's principal shareholders; (ii) $160,000 was issued to a private company affiliated with Vanguard Financial Trust, one of the Company's principal shareholders; and (iii) $135,000 was issued to a private company affiliated with the individual who is referenced in (i) above. None of the convertible debentures was issued to any directors or officers of the Company.

As indicated under "Summary - Our Company," the Company sold the equity ownership of its two main oil and gas subsidiaries to affiliates of a minority shareholder on December 30, 2015, for a total sales price of $50,000, thus completing its exit from the oil and gas business.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of February 1 , 2016 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicates the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Directors and Executive Officers	Amount	Percent
Steven H. Mikel (1)	513,333	2.6
D. Hughes Watler, Jr. (2)	258,533	1.3
Robert G. Wonish (3)	503,333	2.5
Directors and Executive Officers as a Group (4)	1,308,533	6.4
Other 5% Beneficial Owners
Pioneer Group, LLC (5)	13,982,597	70.3
Vanguard Financial Trust (6)	2,014,706	10.1
Green Car, LLC (7)	2,000,000	10.0

*	Less than 1%

(1)
Includes the following securities: (a) 300,000 shares of Common Stock held by Mr. Mikel on his own behalf; (b) 80,000 currently vested options to purchase shares of Common Stock; and (c) 133,333 options to purchase shares of Common Stock that will become vested on February 25, 2016 (he holds currently unvested options to acquire 266,667 shares of Common Stock at an exercise price of $1.00 per share, which were granted in August 2015).

(2)
Includes the following securities: (a) 125,200 shares of Common Stock held by Mr. Watler on his own behalf; and (b) 133,333 options to purchase shares of Common Stock that will become vested on February 25, 2016 (he holds currently unvested options to acquire 266,667 shares of Common Stock at an exercise price of $1.00 per share, which were granted in August 2015).

(3)
Includes the following securities: (a) 470,000 shares of Common Stock held by Mr. Wonish on his own behalf; and (b) 33,333 options to purchase shares of Common Stock that will become vested on February 25, 2016 (he holds currently unvested options to acquire 66,667 shares of Common Stock at an exercise price of $1.00 per share, which were granted in August 2015).

(4)
Includes the following securities: (a) 895,200 shares of Common Stock held by Directors and Officers on their own behalf; (b) 80,000 currently vested options or warrants held by Directors and Officers to purchase shares of Common Stock; and (c) 333,333 options to purchase shares of Common Stock that will become vested on February 25, 2016 (they hold currently unvested options to acquire 666,667 shares of Common Stock at an exercise price of $1.00 per share, which were granted in August 2015).

(5)
Includes the following securities: (a) 13,942,597 shares of Common Stock held by Pioneer Group, LLC on its own behalf; (b) no options or warrants to purchase shares of Common Stock; and (c) 40,000 shares of Common Stock which are convertible from the issuance of debentures in the amount of $20,000 in conjunction with the financing of the Lake Houston storage acquisition (see "Description of Capital Stock - Convertible Debentures").  Michael Caloway has voting and dispositive power over the securities held by Pioneer Group, LLC. The address of Pioneer Group, LLC is 201 S. Phillips Avenue, Suite 200, Sioux Falls, SD 57104.

(6)
Includes the following securities: (a) 2,014,706 shares of Common Stock held by Vanguard Financial Trust on its own behalf; and (b) no options or warrants to purchase shares of Common Stock. Adrian James has voting and dispositive power over the securities held by Vanguard Financial Trust. The address of Vanguard Financial Trust is 736 Bee Caves Road, Suite 1-105, Austin, TX 78746.

(7)
Includes the following securities: (a) 2,000,000 shares of Common Stock held by Green Car, LLC on its own behalf; and (b) no options or warrants to purchase shares of Common Stock. Keith Williams has voting and dispositive power over the securities held by Green Car, LLC. The address of Green Car, LLC is 3883 Howard Hughes Pkwy., Suite 790, Las Vegas, NV 89169.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

As of the date of this offering, we have 19,898,015 shares of common stock and no shares of preferred stock outstanding.  The outstanding shares of common stock reflect the effect of a 1-for-10 reverse stock split on July 17, 2015, and the issuance of a total of 14,716,667 post-split shares of common stock to our majority shareholder and three other accredited investors in the third quarter of 2015.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock. Our articles of incorporation authorize our Board to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board of Directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote on the matter, voting together as a single class.

Convertible Debentures

In conjunction with the acquisition of the Lake Houston storage facility in October 2015, we issued a series of new convertible debentures to a group of shareholders and other investors in the principal amount of $630,000 (an additional $100,000 of such borrowings was made by the Company for working capital purposes through January 22, 2016).  Each debenture is evidenced by a promissory note, which is due on or before two years from the date of the note with interest at the rate of 10% per annum being payable on a quarterly basis.  The Company may prepay all, but not less than all, of the principal amount of the notes at any time, without penalty.  The noteholders may convert any or all of the principal amount of the notes into unregistered shares of the Company’s common stock at a conversion price of $0.50 per share.  The noteholders were granted a security interest in the member units of the Company’s wholly-owned subsidiary which was formed to acquire the Lake Houston storage facility.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Nevada law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is First American Stock Transfer, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 20,898,015 shares of common stock if we complete the minimum offering hereunder or 29,898,015 shares of common stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal about 209,000 shares immediately after this offering, assuming minimum offering size; or

•	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

Minimum Offering; Escrow Procedures

This offering is being made on a self-underwritten basis without the use of a placement agent.  No shares will be sold unless at least a minimum of 1,000,000 shares of common stock have been sold no later than April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days). All monies collected for subscriptions will be held in a separate escrowed bank account at Signature Bank, a state chartered bank in New York , until the total amount of 1,000,000 shares has been sold.  Any checks for the purchase of shares should be made payable to the escrow account at Signature Bank . Upon receipt of funds sufficient for the sale of 1,000,000 shares, the funds will be transferred to our business account. In the event the minimum total of 1,000,000 shares is not sold prior to April 15, 2016 (unless extended by the Company, in its own discretion, for up to another 60 days), all monies will be returned to investors, without interest or deduction, within one business day.

Pricing of the Offering

Prior to this offering, the only public market for our shares has been on the OTC Pink market.  Our shares of common stock have traded on a limited and sporadic basis, and there is no assurance that the value of our shares on the OTC Pink market is representative of the true value of our shares.  The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering.  The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D.  If you meet one of the following tests you should qualify as an Accredited Investor:

 (1)         You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)         You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3)         You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4)         You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5)         You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end).  A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities.  This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence).  In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Schiff Hardin LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, as well as the financial statements of LHS as of December 31, 2014, and for the year ended December 31, 2014, included in this Offering Circular have been audited by MaloneBailey LLP, an independent registered public accounting firm, as stated in their reports appearing herein.  Such financial statements of the Company and of LHS have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A.  We will be required to file:  an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z.  The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

INDEX TO FINANCIAL STATEMENTS

Page (s)
Stack-It Storage, Inc. (formerly, Caprock Oil, Inc.)
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2014 and 2013	F-4
Consolidated Statements of Operations for the years ended December 31, 2014 and 2013	F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2014 and 2013	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013	F-7
Notes to Consolidated Financial Statements	F-8 to F-18

Unaudited Financial Statements
Consolidated Balance Sheets as of June 30, 2015 and December 31, 2014	F-19
Consolidated Statements of Operations for the three months ended June 30, 2015 and 2014	F-20
Consolidated Statements of Operations for the six months ended June 30, 2015 and 2014	F-21
Consolidated Statements of Cash Flows for the six months ended June 30, 2015 and 2014	F-22
Notes to Consolidated Financial Statements	F-23 to F-28

Lake Houston Storage, LLC
Audited Financial Statements
Independent Auditor’s Report	F-29
Balance Sheet as of December 31, 2014	F-30
Statements of Operations for the year ended December 31, 2014	F-31
Statements of Stockholders' Equity for the year ended December 31, 2014	F-32
Statements of Cash Flows for the year ended December 31, 2014	F-33
Notes to Financial Statements	F-34 to F-35

Stack-It Storage, Inc.
Unaudited Pro Forma Financial Statements
Pro Forma Combined Balance Sheet as of June 30, 2015	F-41
Pro Forma Combined Statement of Operations for the six months ended June 30, 2015	F-42
Pro Forma Combined Statement of Operations for the year ended December 31, 2014	F-43
Notes to Unaudited Pro Forma Financial Statements	F-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Caprock Oil, Inc.
(formerly, Stratum Holdings, Inc.)
Houston, Texas

We have audited the accompanying consolidated balance sheets of Caprock Oil, Inc. (formerly, Stratum Holdings, Inc.) and its subsidiaries (collectively, the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caprock Oil, Inc. (formerly, Stratum Holdings, Inc.) and its subsidiaries at December 31, 2014 and 2013 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has losses from continuing operations and has a working capital deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MaloneBailey LLP
Houston, Texas
March 26, 2015

CAPROCK OIL, INC.
(formerly, Stratum Holdings, Inc.)
Consolidated Balance Sheets

	December 31,
	2014	2013
		(As Restated)
Assets
Current assets:
Cash and cash equivalents	$80,025	$877,525
Accounts receivable (less allowance for doubtful accounts of
$228,574 at December 31, 2014 and 2013)	270,132	342,676
Prepaid expenses and other	49,586	74,650
Total current assets	399,743	1,294,851

Property and equipment:
Oil and gas properties, evaluated (full cost method)	16,046,178	15,474,723
Oil and gas properties, unevaluated (full cost method)	1,005,603	360,859
Other property and equipment	40,978	40,978
Total property and equipment	17,092,759	15,876,560
Less: Accumulated depreciation, depletion and amortization	(10,536,660)	(9,963,444)
Net property and equipment	6,556,099	5,913,116

Other assets:
Other noncurrent assets	5,238	20,738
Total other assets	5,238	20,738

Total assets	$6,961,080	$7,228,705

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,052,040	$1,875,032
Accounts payable - related party	217,724	-
Accounts payable - others	931,088	551,895
Accrued liabilities	1,575,144	1,488,981
Total current liabilities	4,775,996	3,915,908

Long-term debt, net of current portion	-	60,000
Deferred income taxes	803,800	1,300,500
Asset retirement obligations	479,165	438,575
Total liabilities	6,058,961	5,714,983

Stockholders’ equity:
Preferred stock, $.01 par value per share, 1,000,000 shares authorized,
None issued	-	-
Common stock, $.01 par value per share, 200,000,000 shares authorized,
51,808,276 and 49,598,276 shares issued and outstanding	518,082	495,982
Additional paid in capital	15,018,429	13,660,160
Accumulated deficit	(14,634,392)	(12,642,420)
Total stockholders’ equity	902,119	1,513,722

Total liabilities and stockholders’ equity	$6,961,080	$7,228,705

See Accompanying Notes to Consolidated Financial Statements.

CAPROCK OIL, INC.
(formerly, Stratum Holdings, Inc.)
Consolidated Statements of Operations
	Year Ended December 31,
	2014	2013
		(As Restated)
Revenues:
Oil and gas sales	$2,361,828	$2,727,806
Total revenues	2,361,828	2,727,806

Operating expenses:
Lease operating expense	1,514,507	1,336,941
Depreciation, depletion and amortization	573,216	442,805
Accretion expense	40,590	37,130
Workover expense	941,606	292,876
Selling, general and administrative	1,618,861	1,026,855
Total operating expenses	4,688,780	3,136,607

Operating loss	(2,326,952)	(408,801)

Other income (expense):
Interest income	525	50,129
Interest expense	(162,245)	(130,709)
Loss on settlement of notes receivable	-	(286,235)
Gain on oil and gas derivatives	-	4,900

Loss before income taxes	(2,488,672)	(770,716)
(Provision) benefit for income taxes	496,700	(791,700)
Net loss	$(1,991,972)	$(1,562,416)

Net loss per share, basic and diluted	$(0.04)	$(0.03)

Weighted average shares outstanding, basic and diluted	51,135,235	49,598,276

See Accompanying Notes to Consolidated Financial Statements.

CAPROCK OIL, INC.
(formerly, Stratum Holdings, Inc.)
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2014 and 2013

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2013	2,655,738	$26,557	$12,894,490	$(11,080,004)	$1,841,043

Related party interest forgiveness	-	-	265,812	-	265,812

Cinco NRG, LLC original capital contributed	41,300,000	413,000	(402,949)	-	10,051

Cinco NRG, LLC conversion of notes payable	5,642,538	56,425	902,807	-	959,232

Net loss (as restated)	-	-	-	(1,562,416)	(1,562,416)

Balance at December 31, 2013 (As Restated)	49,598,276	495,982	13,660,160	(12,642,420)	1,513,722

Private offering of common stock	600,000	6,000	594,000	-	600,000

Common stock for oil & gas property	120,000	1,200	84,800	-	86,000

Stock based compensation	1,490,000	14,900	679,469	-	694,369

Net loss	-	-	-	(1,991,972)	(1,991,972)

Balance at December 31, 2014	51,808,276	$518,082	$15,018,429	$(14,634,392)	$902,119

See Accompanying Notes to Consolidated Financial Statements.

CAPROCK OIL, INC.
(formerly, Stratum Holdings, Inc.)
Consolidated Statements of Cash Flows
	Year Ended December 31,
	2014	2013
		(As Restated)
Cash flows from operating activities:
Net loss	$(1,991,972)	$(1,562,416)
Adjustments to reconcile net loss to net
cash provided by (used in) operations
Depreciation, depletion and amortization	573,216	442,805
Provision (benefit) for income taxes	(496,700)	791,700
Loss on settlement of notes receivable	-	286,235
Unrealized gain on oil and gas derivatives	-	(4,900)
Accretion expense	40,590	37,130
Stock based compensation	694,369	-
Changes in current assets and liabilities	627,728	(36,869)
Other changes, net	-	2,516
Net cash flows from operating activities	(552,769)	(43,799)

Cash flows from investing activities:
Collection of notes receivable from sale of subsidiary	-	950,000
Purchase of property and equipment	(912,475)	(720,072)
Sale of property and equipment	-	11,659
Net cash flows from investing activities	(912,475)	241,587

Cash flows from financing activities:
Proceeds of long term debt - related parties	-	324,283
Proceeds of long term debt - others	700,000	705,000
Proceeds of private equity offering	600,000	-
Payments of long term debt - related parties	-	(204,853)
Payments of long term debt - others	(632,256)	(652,865)
Cinco original capital contributed	-	10,051
Net payments of stockholder advances	-	(14,714)
Net cash flows from financing activities	667,744	166,902

Net increase (decrease) in cash and cash equivalents	(797,500)	364,690
Cash and cash equivalents at beginning of period	877,525	512,835

Cash and cash equivalents at end of period	$80,025	$877,525

Supplemental cash flow data:
Cash paid for interest	$162,245	$119,933

Supplemental non-cash financing/investing activity:
Accounts payable for oil and gas properties	217,724	184,085
Common stock for oil and gas properties	86,000	-
Non-cash additions to notes payable	49,264	51,096
Non-cash conversion of notes payable to equity	-	959,232
Forgiveness of related party interest expense	-	265,812
Notes payable assumed in settlement agreement	-	216,305
Notes payable assumed for sale of property and equipment	-	57,690

See Accompanying Notes to Consolidated Financial Statements.

CAPROCK OIL, INC.
(formerly, Stratum Holdings, Inc.)
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

(1) Business and Summary of Significant Accounting Policies

Description of Business – Caprock Oil, Inc. (“we”, “our” or the "Company") is a Nevada corporation, which operates in the Exploration & Production business. With our wholly-owned subsidiaries, we maintain working interests in various producing oil and gas properties in Texas and Louisiana as well as in several nonproducing oil and gas properties in Texas and Alabama.

In March 2014, we completed an acquisition of another company under common control with the Company (see Note 2). Accordingly, our consolidated balance sheet as of December 31, 2013 as well as our consolidated statement of operations, consolidated statement of stockholder’s equity, and consolidated statement of cash flows for the year then ended have been retrospectively restated herein.

The Company underwent a “change of control” at the shareholder level in September 2013. As a result of that transaction, the U.S. tax operating loss carryforwards that the Company previously reported became subject to certain annual limitations on their availability to offset future taxable income (see Note 9).

Principles of Consolidation – The consolidated financial statements include the accounts of Caprock Oil, Inc. and its wholly-owned subsidiaries. All significant intercompany amounts are eliminated in consolidation. Certain reclassifications have been made to the prior year statements to conform to the current year presentation.

Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Oil and Gas Operations – For its oil and gas operations, the Company follows the sales method for recognizing its revenues and the full cost method in accounting for its costs. Costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized. (a) Capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized; (b) The capitalized costs are subject to a “ceiling test,” which basically limits such costs to the aggregate of the “estimated present value,” discounted at a 10-percent interest rate, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties; and (c) Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Asset Retirement Obligations and Environmental Costs - The Company records the fair value of legal obligations to retire and remove long-lived assets in the period in which the obligation is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related properties, plant and equipment. Over time the liability is increased for the change in its present value, and the capitalized cost in properties, plant and equipment is depreciated over the useful life of the related asset. Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and do not have a future economic benefit, are expensed.

Other Property and Equipment – Other property and equipment, primarily office furniture and fixtures, is depreciated on a straight-line basis over their useful lives ranging from three to five years.

Allowance for Doubtful Accounts – The Company has provided an allowance for uncollectible accounts receivable based on management's evaluation of collectability of outstanding balances. The allowance is based on estimates and actual losses may vary from current estimates.

Income Taxes – Income taxes are accounted for under the asset and liability method (see Note 9). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change.

We follow ASC 740, “Income Taxes.” ASC 740 creates a single model to address accounting for the uncertainty in income tax positions and prescribes a minimum recognition threshold a tax position must meet before recognition in the financial statements. We apply significant judgment in evaluating our tax positions and estimating our provision for income taxes. The actual outcome of these future tax consequences could differ significantly from these estimates, which could impact our financial position, results of operations and cash flows. The evaluation of a tax position in accordance with ASC 740 is a two-step process. The first step is a recognition process to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit/expense to recognize in the financial statements. The tax position is measured at the largest amount of benefit/expense that is more likely than not of being realized upon ultimate settlement. No liability for unrecognized tax benefits was recorded as of December 31, 2014 or 2013.

Net Income (Loss) Per Share – Basic income (loss) per common share is computed by dividing the net income or loss by the weighted average number of shares of Common Stock outstanding during the period. Diluted income per common share is computed by considering dilutive common share equivalents under the Treasury Stock method. For the years ended December 31, 2014 and 2013, the basic and diluted average outstanding shares are the same because inclusion of common share equivalents would be anti-dilutive.

Use of Estimates – Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements – In the year ended December 31, 2014, the Financial Accounting Standards Board issued several new Accounting Standards Updates which the Company believes will have little or no applicability to the Company.

(2) Acquisition of Cinco NRG, LLC

On March 17, 2014, the Company completed the acquisition of Cinco NRG, LLC (“Cinco”), a private oil and gas company, which was under common control by its majority shareholder. The Company acquired Cinco through the issuance of a total of 46,942,538 shares of its Common Stock. Prior to the acquisition, a group of Cinco lenders had invested a total of $1,009,032 in convertible notes payable of Cinco and such investors elected to convert notes payable in the amount of $959,032 into equity of Cinco in October 2013. As a result of this transaction, the members of Cinco owned approximately 95% of the Company’s total shares of Common Stock outstanding at the date of the acquisition. In conjunction with this transaction, the Company also issued 1,250,000 shares of its Common Stock to an officer of the Company (see Note 8). Cinco was formed in April 2013 to acquire working interests in several new oil and gas properties in the States of Texas and Alabama. Cinco is now a wholly-owned subsidiary of the Company.

As noted above, the Company and Cinco were both under common control by a majority shareholder prior to this transaction. Under the accounting rules for entities under common control, the Company has accounted for Cinco’s operations on a retrospective basis in the Company’s consolidated financial statements from the inception of Cinco in April 2013. Accordingly, the consolidated balance sheet as of December 31, 2013, the consolidated statement of operations for the year ended December 31, 2013, and the consolidated statement of cash flows for the year ended December 31, 2013 have been retrospectively restated in this report to reflect Cinco’s accounts at their historical amounts as of those dates. The following table presents the revenues and net loss for the year ended December 31, 2013 of the previously separate companies and the combined amounts presented in these financial statements:

Revenues
Caprock	$2,623,071
Cinco	104,735
Combined	$2,727,806

Net Loss
Caprock	$(1,488,740)
Cinco	(73,676)
Combined	$(1,562,416)

Cinco presently has working interests in several exploratory projects that are reflected in unevaluated properties at December 31, 2014. As the capitalized costs of these projects had not been evaluated as of December 31, 2014, no related depreciation, depletion and amortization expense has been recorded. An evaluation of such projects is largely expected to occur in the year ended December 31, 2015.

(3) Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has reported net losses from continuing operations in the last two years and has a substantial working capital deficit as of December 31, 2014. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

(4) Sale of Canadian Energy Services Business

In June 2011, the Company entered into a Stock Purchase Agreement with a private company to sell the capital stock of its Canadian Energy Services subsidiaries, Decca Consulting, Ltd. and Decca Consulting, Inc. (collectively referred to as “Decca”), for a total sales price of $4,600,000 (plus a working capital adjustment). Included in the consideration for this sale were interest bearing notes (the “Installment Notes”) issued by the purchaser in the amount of $1,850,000, payable in 48 monthly installments of principal and interest, at 8% per annum, commencing on October 1, 2011.

In June 2013, the Company and the purchaser reached a preliminary agreement to settle a dispute regarding the outstanding balance of the Installment Notes. The preliminary settlement agreement provided for the purchaser to make a one-time cash payment to the Company and to assume all of the Company’s remaining obligations, including any continent liabilities, related to its prior ownership of Decca. The Company’s acceptance of the preliminary settlement on the Installment Notes also involved the assumption of a note payable of $216,305 and resulted in a total pre-tax net loss to the Company in the amount of $536,235. The Company had previously recognized an estimated loss provision in the year ended December 31, 2012 in the amount of $250,000, therefore, an additional loss provision was recognized in the year ended December 31, 2013 in the amount of $286,235. The closing and funding of the definitive settlement occurred in December 2013.

(5) Commodity Derivatives

Through December 31, 2013, the Company had a commodity derivative contract with a major energy company covering a portion of a subsidiary’s domestic oil production. This contract consisted of a two year “costless collar,” with floor and ceiling prices of $80.00 and $108.00 per barrel, and expired on December 31, 2013.

For the periods of any open derivative contracts, the Company applies “mark to market” accounting in accordance with ASC 815-20, “Accounting for Derivative Instruments and Hedging Activities,” and accounts for such contracts as non-hedging transactions, as defined in ASC 815-20. Accordingly, we reflect changes in fair value of open derivative contracts in current period earnings, based on “Level 3” inputs. In the year ended December 31, 2013, we reported an unrealized derivative gain of $4,900 due to fair value changes (see Note 12). In the year ended December 31, 2013, we reported no realized derivative gains or losses.

(6) Long-Term Debt

As of December 31, 2014 and 2013, the Company had the following long-term debt obligations:

	December 31,
	2014	2013
$25,000,000 line of credit with a bank, expired as of January 1 2015, interest at 1.0% above prime (but not less than 5.5%) payable monthly, secured by first lien on CYMRI, LLC’s oil and gas properties, with a declining borrowing base of $1,236,000 as of December 31, 2014	$1,286,000	$1,836,000

Bridge loans from individuals, due in October 2015, interest at 15% per annum, payable monthly, with second position security interest on oil and gas properties pledged to the bank (see above) and first position security interest on other oil and gas properties	700,000	-

Unsecured notes payable assumed in acquisition of Cinco NRG, LLC, final installment due and paid in February 2015	25,000	60,000

Other short term notes for equipment and insurance financing, interest rates at 6% to 8%	41,040	39,032

	2,052,040	1,935,032
Current portion of long term debt	(2,052,040)	(1,875,032)

Long term debt, net of current portion	-	$60,000
Future maturities of long-term debt as of December 31, 2014 are as follows:

Year ending December 31, 2015	$2,052,040
Year ending December 31, 2016	-
Year ending December 31, 2017	-
Year ending December 31, 2018	-
Year ending December 31, 2019	-

$2,052,040

Borrowings under the bank credit agreement secured by the oil and gas properties of our subsidiaries, CYMRI, LLC (“CYMRI”) and Triumph Energy, Inc. (“Triumph”), are subject to a borrowing base, dependent on oil and gas reserves. Pursuant to the latest borrowing base determination, the Company was required to make principal payments of $50,000 per month during 2014. Such principal payments were made in the first eleven months of the year, however, the Company did not make the required monthly principal payment in December 2014.

As a result of such non payment, the Company is in default of the credit agreement. Under its terms, the credit agreement expired on January 1, 2015, and the bank assessed an increase in the interest rate of 4% per annum on the outstanding borrowings of $1,286,000, until such amount is repaid. The Company is continuing to negotiate with the bank on a resolution of the outstanding borrowings under the expired credit agreement, while it seeks new sources of capital.

In October 2014, the Company implemented a “bridge loan” program whereby it made short term borrowings from a group of individual lenders. Amounts advanced under the bridge loan program accrue interest at the rate of 15% per annum, payable on a monthly basis, with the principal being due and payable within one year. In the event of a prepayment, the bridge lenders will receive a prepayment penalty equal to the difference between 15% of the principal and the accrued interest earned to that point, with such penalty being paid either in cash or in restricted shares of the Company’s Common Stock at an agreed upon value of $0.30 per share. The bridge lenders have been granted a security interest in the Company’s producing oil and gas properties subordinated only to the mortgage held by its secured lender. As of December 31, 2014, the Company had made borrowings of $700,000 under this program (see Note 14).

(7) Stockholders’ Equity

In June 2014, the Company commenced a private equity offering of Unit securities with each Unit comprised of two shares of Common Stock and a Warrant to purchase one share of Common Stock, exercisable at $2.00 per share, at an offering price of $2.00 per Unit. Through December 31, 2014, the Company had sold a total of 300,000 Units to accredited investors in this offering, resulting in gross proceeds of $600,000. The 300,000 Warrants issued in the Unit offering are exercisable by the holders within a three year period; the intrinsic value of such Warrants is zero and there are no other warrants currently outstanding. The Company authorized the sale of up to 4,000,000 Units in this private equity offering, however, the Company is no longer actively marketing the sale of any additional Unit securities.

In July 2014, the Company entered into a participation agreement to acquire a 20% working interest in a non-operated gas development project in Edwards County, Texas. The Company acquired its working interest from the operator by the issuance of 120,000 shares of its restricted Common Stock, and by agreeing to assume the obligation for 20% of the costs of drilling an initial well which commenced late in the first quarter of 2015. Based on the terms in the participation agreement, the Company recorded the 120,000 shares of Common Stock at a total value of $86,000.
In the year ended December 31, 2013, a group of Cinco lenders elected to convert convertible notes payable in the total amount of $959,032 into equity units of Cinco. Such equity units were converted into 5,642,538 shares of the Company’s Common Stock in the merger of Cinco into the Company in March 2014 (see Note 2).

(8) Stock-Based Compensation

The Company has a stock-based compensation plan which was approved by the stockholders in October 2005 and amended in October 2006. Under the plan, a maximum of 240,000 shares could be awarded to directors, employees and consultants in the form of grants of stock or stock options with underlying registration rights. The terms and other conditions applicable to each such grant are generally determined by the Board of Directors.

Pursuant to the terms of the stock-based compensation plan, the Company made a grant of 240,000 freely tradable shares of its Common Stock in March 2014 to a consultant who performed certain services for the Company. Based on quoted prices for the Company’s stock, the Company calculated the value of such issued shares at $132,000 and recorded an expense of that amount in the year ended December 31, 2014. While a new stock-based compensation plan has not been formally approved, the Company has reserved 4,000,000 shares of Common Stock for future issuance under such a plan.

In conjunction with the acquisition of Cinco, the Company issued 1,250,000 shares of its restricted Common Stock to an officer of the Company in March 2014 (see Note 2). The restricted shares will vest over a three year period and will be subject to buyback by the Company if the officer should terminate his employment prior to the end of such period. Based on quoted prices for the Company’s stock, the Company calculated the value of such issued shares at $687,500 and will amortize that total amount of expense over a three year period. During the year ended December 31, 2014, the Company recorded an amortized expense in the amount $190,970 for this grant.

In May 2014, the Company engaged a new Chief Executive Officer and granted him non-registered options to acquire 2,000,000 shares of its Common Stock at an exercise price of $0.65 per share, which was equal to the quoted price of its Common Stock on the date of the grant. Of these options, 200,000 shares vested immediately and the remaining 1,800,000 shares will vest ratably over a three year period. The estimated fair value of the option was calculated using a Black Scholes option pricing model based on the following assumptions: (a) Computed volatility – 187%; (b) Expected risk free interest rate – 1.6%; (c) Expected dividend yield – zero; (d) Expected option term – 4.4 years, calculated pursuant to the terms of ASC 718-10; and (e) Forfeitures – 0%, subject to adjustment for actual experience. On the basis of these assumptions, the Company calculated the value of such options at $1,238,000 and will amortize that total amount of expense over a three year period. During the year ended December 31, 2014, the Company recorded an amortized expense in the amount $371,400 for this grant. The intrinsic value of such non-registered options is zero and, except for the 300,000 Warrants issued by the Company in the Unit offering in June 2014 (see Note 7), there are no other options or warrants currently outstanding.

For the grants summarized above, the Company recorded aggregate stock compensation expense in the year ended December 31, 2014 in the total amount of $694,369 and has total future unrecognized compensation expense as of that date in the amount of $1,363,130.

(9) Income Taxes

The Company provided the following amounts of current and deferred income tax provision (benefit) for the years ended December 31, 2014 and 2013:
	Year ended December 31,
	2014	2013

Current income taxes	$-	$-
Deferred income taxes	(496,700)	791,700
Total income tax provision (benefit)	$(496,700)	$791,700

The following table shows components of income tax provision (benefit) in comparison to the U.S. statutory tax rate of 34% for the years ended December 31, 2014 and 2013:
	Year ended December 31,
	2014	2013

Tax benefit at U.S. statutory rate	$(846,148)	$(146,618)
Stock compensation expense and other non-deductible items	218,930	1,792
Operating loss carryforward adjustment	130,518	846,126
Gain on forgiveness of interest expense (see Note 10)	-	90,400
Total income tax provision (benefit)	$(496,700)	$791,700

The following table indicates the tax effects of temporary differences giving rise to our deferred tax assets and liabilities as of December 31, 2014 and 2013:
	December 31,
	2014	2013
Deferred tax assets:
Operating loss carryforwards	$531,500	$229,800
Other, net	58,800	58,900
Gross deferred tax assets	590,300	288,700

Deferred tax liabilities:
Property and equipment	(1,394,100)	(1,589,200)
Gross deferred tax liabilities	(1,394,100)	(1,589,200)

Net deferred tax liabilities	$(803,800)	$(1,300,500)

As of December 31, 2014, we had consolidated U.S. tax operating loss carryforwards of approximately $1,563,000, expiring in future years. As a result of a “change of control” transaction in September 2013, our tax operating loss carryforwards became subject to certain annual limitations which severely restricted their availability to offset our future taxable income (see Note 1). Accordingly, we recognized an adjustment in the year ended December 31, 2013 to reduce the carrying value of the deferred tax asset associated with our tax operating loss carryforwards. Due to this adjustment, we reported a tax provision in the year ended December 31, 2013 in the amount of $791,700, notwithstanding the fact that we had a pre-tax net loss for that period.

(10) Related Party Transactions

A member of our Board of Directors, is the President of a private oil and gas company, which has a substantial number of oil and gas properties along the Gulf Coast areas of Texas and Louisiana. Among the properties that this company operates is a producing field in Texas in which Cinco has had a 10% working interest since August 2013. Additionally, this company served as the operator of an unsuccessful well drilled in Louisiana in which Cinco participated for a 5% working interest in July 2014. In both instances, this company billed Cinco for its share of the capital and operating costs of the properties, under a standard industry joint operating agreement (“JOA”). As of December 31, 2014, Cinco had accounts payable to this company of $217,724.

The Company repaid unsecured stockholder advances in the amount of $14,714 in the year ended December 31, 2013 resulting in no such further amounts remaining outstanding. The Company had previously accrued interest on such obligations at a rate of 10% per annum. As a precedent to the “change of control” transaction described in Note 1, the Company determined that past unpaid accruals of interest expense on former stockholder advances were no longer required, accordingly, a gain on forgiveness of interest expense in the amount of $265,812 was credited to Additional paid-in capital in the year ended December 31, 2013 (there was an income tax provision of $90,400 related to this gain).

In the year ended December 31, 2013, Cinco had related party note transactions in the net amount of $119,430. Also, a substantial portion of Cinco’s general and administrative expenses in that year represented “startup” business development expenditures and other related expenses paid by Cinco on behalf of its managing member.

(11) Commitments and Contingencies

The Company and its subsidiaries have operating leases for office space under which rental expense amounted to approximately $65,000 and $70,000 in the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014, aggregate commitments under the Company’s operating leases were as follows:

Year ending December 31, 2015	$60,000
Year ending December 31, 2016	61,000
Year ending December 31, 2017	41,000
Year ending December 31, 2018	-
Year ending December 31, 2019	-
$162,000

From time to time the Company may become involved in litigation in the ordinary course of business. At the present time, other than the Company’s disclosures below, the Company’s management is not aware of any such litigation that could have a material adverse effect on its results of operations, cash flows or financial condition.

Triumph Energy, Inc., a subsidiary in the Exploration & Production business, and a former Energy Services subsidiary which was sold in 2008, have been named as joint defendants in several lawsuits involving professional liability and other matters arising in the normal course of business in the State of Louisiana. Most of these cases have been settled with little or no net cost to Triumph. It is not practical at the present time to determine the amount or likelihood of an unfavorable outcome to the Company’s consolidated financial position or results of operations of any of the remaining actions against Triumph. The Company believes that Triumph has meritorious defenses in each case and is vigorously defending these matters. The Company has recorded no provision for estimated losses in these cases as of December 31, 2014.

In October 2008, an insurer for the Company’s inactive Construction Staffing subsidiary filed a lawsuit against the subsidiary alleging default on a premium finance obligation in the amount of approximately $200,000, plus interest and attorney’s fees. The Company believes that its inactive Construction Staffing subsidiary has a meritorious position in this matter and has not engaged legal counsel to defend this case. A default judgment was rendered in favor of the plaintiff in January 2011 and the Company has recorded an accrual for the subsidiary’s estimated loss exposure of approximately $100,000 as of December 31, 2014.

The Company, as a lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. The Company maintains insurance coverage, which it believes is customary in the industry, although the Company is not fully insured against all environmental risks. The Company is not aware of any environmental claims existing as of December 31, 2014, which have not been provided for, covered by insurance or otherwise have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

(12) Other Required Disclosures

Asset Retirement Obligations – The Company records an asset retirement obligation (“ARO”) when the total depth of a drilled well is reached and the Company can reasonably estimate the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon costs. The Company records the ARO liability on the consolidated balance sheets and capitalizes a portion of the cost in oil and gas properties equal to the estimated future cost to satisfy the abandonment obligation using current prices that are escalated by an assumed inflation factor up to the estimated settlement date and adjusted for the Company’s credit risk. This amount is discounted to present value using an assumed cost of funds for the Company. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed cost of funds. The Company did not drill or abandon any properties in the years ended December 31, 2014 and 2013. Therefore, the only ARO transactions were to accrue accretion expense of $40,590 and $37,130, respectively, in the years ended December 31, 2014 and 2013.

Credit Risk Concentrations – As previously noted, the Company’s current operations are in the domestic Exploration & Production business. In that business, the Company sells produced oil and gas mostly to well-known commodity purchasers from whom it does not require collateral. In the years ended December 31, 2014 and 2013, there was one major customer, Gulfmark Energy, which represented 66% and 85%, respectively, of the Company’s consolidated revenues. There were no other customers representing more than 10% of the Company’s consolidated revenues in the years ended December 31, 2014 and 2013.

The Company maintains its domestic cash accounts in three different federally chartered banking institutions. Its bank accounts in each bank are government insured up to a maximum of $250,000.

Fair Value of Financial Instruments – ASC 820, “Fair Value Measurements,” establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Disclosures about fair value of financial instruments are based on pertinent information available to management and are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

The statement requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. It requires fair value measurements be classified and disclosed in one of the following categories: (1) Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis. (2) Level 2 - Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data or supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange traded derivatives such as over-the-counter commodity price swaps, investments and interest rate swaps. (3) Level 3 - Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Our valuation models are primarily industry-standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, (c) volatility factors and (d) current market and contractual prices for the underlying instruments, as well as other relevant information. Pursuant to ASC 820, we valued our unexpired commodity derivatives contract based on a “Level 3” input which consisted of a valuation model provided by the counterparty (see Note 5).

Management has estimated the fair values of cash, accounts receivable, accounts payable and accrued liabilities (including oil and gas revenues received on behalf of suspended revenue interest owners) to approximate their respective carrying values reported on these financial statements because of their relatively short maturities. The carrying amounts of notes receivable and notes payable approximate fair value because their interest rates approximate market for items of similar risk.

(13) Oil and Gas Producing Activities (Unaudited)

Capitalized Costs of Oil and Gas Properties – The Company has owned working interests in oil and gas properties since acquiring CYMRI in May 2006. The table below reflects the capitalized costs of such oil and gas properties as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013

Proved oil and gas properties	$16,046	$15,475
Unproved oil and gas properties	1,006	361
Gross oil and gas properties	17,052	15,836
Less: Accumulated depreciation, depletion & amortization	(10,496)	(9,923)

Net oil and gas properties	$6,556	$5,913

Costs Incurred in Oil and Gas Producing Activities – The table below presents the costs incurred in oil and gas producing activities for the years ended December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013

Property acquisition	$141	$361
Exploration	133	-
Development	942	359

Total costs incurred	$1,216	$720

Results of Operations for Oil and Gas Producing Activities – The table below presents the results of operations for oil and gas producing activities for the years ended December 31, 2014 and 2013 (in thousands):

	Year ended December 31,
	2014	2013

Revenues	$2,362	$2,728
Production costs	(2,456)	(1,630)
Depreciation, depletion & amortization	(573)	(443)
Impairment expense	-	-
Income taxes	227	(199)

Results of operations	$(440)	$456

Oil and Gas Reserves – The following table sets forth summary information with respect to the Company’s proved oil and gas reserves as of December 31, 2014, prepared by the Company’s independent reservoir engineering firm. The estimates of proved and proved developed reserve quantities and the related measure of discounted future net cash flows are estimates only and do not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise and generally more conservative than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

	Oil	Gas	Total	PV10 Value
	(MBbl)	(MMcf)	(MBoe)	(000's)

Proved developed reserves	271	467	349	$5,574
Proved undeveloped reserves	8	-	8	331
Total proved reserves	279	467	357	5,905
Discounted future income taxes				(1,346)
Standardized measure of discounted
future net cash flows				$4,559

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The following table sets forth changes in the Company’s proved oil and gas reserves in the years ended December 31, 2014 and 2013 (in thousands):

	Oil	Gas	Total
	(MBbl)	(MMcf)	(MBoe)

Balance at January 1, 2013	477	663	588
Revisions of previous estimates	(56)	79	(43)
Discoveries	20	-	20
Production	(26)	(64)	(37)
Balance at December 31, 2013	415	678	528
Revisions of previous estimates	(123)	(144)	(147)
Discoveries	11	-	11
Production	(24)	(67)	(35)

Balance at December 31, 2014	279	467	357

The standardized measure of discounted future net cash flows is computed by applying estimated prices of oil and gas (at 2014 first of the month average monthly prices) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (at year-end 2014 costs) to be incurred in developing and producing the proved reserves, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10-percent per year to reflect the estimated timing of the future net cash flows. The Company does not believe that the standardized measure of discounted future net cash flows is necessarily indicative of the fair value of its oil and gas properties. The following table sets forth the components of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013

Future net revenues	$26,497	$42,646
Future lease operating expenses and production taxes	(14,935)	(21,885)
Future development costs	(468)	(190)
Future income taxes	(2,529)	(6,318)
Future net cash flows	8,565	14,253
10% annual discount for estimated timing of cash flows	(4,006)	(6,529)

Standardized measure of discounted future net cash flows	$4,559	$7,724

The following table sets forth changes in the standardized measure of the Company’s discounted future cash flows (“FCF”) relating to its proved oil and gas reserves in the years ended December 31, 2014 and 2013 (in thousands):

	Year ended December 31,
	2014	2013

Net changes in prices and production costs	$(3,143)	$(1,077)
Sales and transfers of oil and gas produced	(847)	(1,397)
Net change due to revisions in quantity estimates	(2,150)	(603)
Future development costs	(176)	673
Net change in income taxes	1,958	136
Discoveries	508	1,062
Changes in production rates, other	(87)	(238)
Accretion of discount	772	834
Changes in standardized measure of discounted FCF	(3,165)	(610)
Beginning standardized measure of discounted FCF	7,724	8,334

Ending standardized measure of discounted FCF	$4,559	$7,724

In accordance with the guidelines of the SEC, the reservoir engineers’ estimates of future net revenues from our properties and the pre-tax PV 10 Value amounts thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The average beginning of the month prices for the year ended December 31, 2014 used in such estimates were $88.26 per barrel of oil and $3.92 per Mcf of gas.

(14) Subsequent Events

On January 28, 2015, the Company sold its 10% working interest in the Bloomington field in Victoria County, Texas, to the company which is the operator and the owner of the remaining 90% working interest in the field (see Note 10). The cash sales price was $500,000, subject to adjustments for unpaid revenues and expenditures incurred through the effective date (January 1, 2015). After taking such adjustments into account, the Company received net cash proceeds from the sale in the amount of approximately $261,000. In conjunction with the sale of its interest in the Bloomington field, the Company made a partial payment to the bridge lenders in the total amount of $100,000 (see Note 6). Under the terms of the bridge loans, the Company was also required to remit prepayment penalties to the lenders consisting of cash in the amount of $9,273 and 5,201 shares of the Company’s restricted Common Stock.

On February 20, 2015, the Company received a short-term loan from a major shareholder in the amount of $100,000 to enable the Company to pay a portion of the estimated drilling costs of the initial well in a non-operated gas development project in Edwards County, Texas (see Note 7). At the present time, the Company expects to repay the principal amount of the short-term loan, plus an uplift of 10%, upon the closing of a new third party financing or other liquidity event.

In late February 2015, the Company received a notice from an attorney representing a suspended royalty owner claiming past due revenues owed to the owner in an amount which the Company believes could be in excess of its currently available cash resources. The Company is still investigating the claim at this time.

STACK-IT STORAGE, INC.
(formerly, Caprock Oil, Inc.)
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$394,487	$80,025
Accounts receivable (net of allowance for doubtful accounts of $228,574)	122,429	270,132
Prepaid expenses and other	20,266	49,586
Total current assets	537,182	399,743

Property and equipment:
Oil and gas properties, evaluated (full cost method)	7,501,897	16,046,178
Oil and gas properties, unevaluated (full cost method)	214,018	1,005,603
Other property and equipment	40,978	40,978
Total property and equipment	7,756,893	17,092,759
Less: Accumulated depreciation, depletion, amortization and impairment	(7,188,953)	(10,536,660)
Net property and equipment	567,940	6,556,099

Other assets:
Other noncurrent assets	5,238	5,238
Total other assets	5,238	5,238

Total assets	$1,110,360	$6,961,080

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt - related party	$125,000	$-
Current portion of long-term debt - other	12,295	2,052,040
Accounts payable - related party	-	217,724
Accounts payable - other	349,675	931,088
Accrued liabilities	654,909	1,575,144
Total current liabilities	1,141,879	4,775,996

Deferred income taxes	155,000	803,800
Asset retirement obligations	105,580	479,165
Total liabilities	1,402,459	6,058,961

Stockholders’ equity (deficit):
Preferred stock, $.01 par value per share, 1,000,000 shares authorized,
None issued	-	-
Common stock, $.01 par value per share, 200,000,000 shares authorized,
5,181,348 shares and 5,180,828 shares, issued and outstanding	51,813	51,808
Additional paid in capital	15,788,467	15,484,703
Accumulated deficit	(16,132,379)	(14,634,392)
Total stockholders’ equity (deficit)	(292,099)	902,119

Total liabilities and stockholders’ equity (deficit)	$1,110,360	$6,961,080

See accompanying notes to unaudited consolidated financial statements.

STACK-IT STORAGE, INC.
(formerly, Caprock Oil, Inc.)
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
	2015	2014
Revenues:
Oil and gas sales	$110,424	$644,568
Total revenues	110,424	644,568

Operating expenses:
Lease operating expense	173,912	381,115
Depreciation, depletion and amortization	51,237	103,409
Impairment expense	397,300	-
Accretion expense	2,325	10,030
Workover expense	-	388,878
Selling, general and administrative	379,788	370,811
Gain on creditor settlements	(523,815)	-
Total operating expenses	480,747	1,254,243

Operating loss	(370,323)	(609,675)

Other income (expense):
Interest income	73	89
Interest expense	(100,167)	(22,148)

Loss before income taxes	(470,417)	(631,734)

Benefit for income taxes:
Current	61,492	-
Deferred	108,900	140,100

Net loss	$(300,025)	$(491,634)

Net loss per share, basic and diluted	$(0.06)	$(0.10)

Weighted average shares outstanding, basic and diluted	5,181,348	5,109,377

See accompanying notes to unaudited consolidated financial statements.

STACK-IT STORAGE, INC.
(formerly, Caprock Oil, Inc.)
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Revenues:
Oil and gas sales	$272,624	$1,149,193
Total revenues	272,624	1,149,193

Operating expenses:
Lease operating expense	431,575	755,047
Depreciation, depletion and amortization	147,798	178,231
Impairment expense	1,395,224	-
Accretion expense	13,045	19,840
Workover expense	68,185	771,318
Selling, general and administrative	781,224	763,928
Gain on creditor settlements	(523,815)	-
Total operating expenses	2,313,236	2,488,364

Operating loss	(2,040,612)	(1,339,171)

Other income (expense):
Interest income	87	315
Interest expense	(167,754)	(43,306)

Loss before income taxes	(2,208,279)	(1,382,162)

Benefit for income taxes:
Current	61,492	-
Deferred	648,800	343,900

Net loss	$(1,497,987)	$(1,038,262)

Net loss per share, basic and diluted	$(0.29)	$(0.21)

Weighted average shares outstanding, basic and diluted	5,181,264	5,046,540

See accompanying notes to unaudited consolidated financial statements.

STACK-IT STORAGE, INC.
(formerly, Caprock Oil, Inc.)
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,497,987)	$(1,038,262)
Adjustments to reconcile net loss to net
cash provided by (used in) operations
Depreciation, depletion and amortization	147,798	178,231
Impairment expense	1,395,224	-
Benefit for income taxes (deferred)	(648,800)	(343,900)
Accretion expense	13,045	19,840
Stock based compensation	300,284	370,688
Gain on creditor settlements	(523,815)	-
Changes in current assets and liabilities	(126,141)	557,526
Other changes, net	3,485	-
Net cash flows from operating activities	(936,907)	(255,877)

Cash flows from investing activities:
Purchase of property and equipment	(146,188)	(163,940)
Sale of property and equipment	2,026,302	-
Net cash flows from investing activities	1,880,114	(163,940)

Cash flows from financing activities:
Proceeds of long term debt - related parties	345,000	-
Proceeds of private equity offering	-	500,000
Payments of long term debt - related parties	(220,000)	-
Payments of long term debt - others	(753,745)	(360,749)
Net cash flows from financing activities	(628,745)	139,251

Net increase (decrease) in cash and cash equivalents	314,462	(280,566)
Cash and cash equivalents at beginning of period	80,025	877,525

Cash and cash equivalents at end of period	$394,487	$596,959

Supplemental cash flow data:
Cash paid for interest	$165,481	$43,227

Supplemental non-cash financing/investing activity:
Notes payable paid upon sale of property	1,286,000	-
Accounts payable paid upon sale of property	239,063	-
Asset retirement obligations reduced upon sale of property	383,895	-
Accrued liabilities reduced upon sale of property	653,330	-
Accounts payable incurred for oil and gas properties	-	193,072

See accompanying notes to unaudited consolidated financial statements.

STACK-IT STORAGE, INC.
(formerly, Caprock Oil, Inc.)
Notes to Consolidated Financial Statements
(Unaudited)

(1) Basis of Presentation

Interim Financial Information – The accompanying consolidated financial statements have been prepared by Stack-it Storage, Inc., formerly, Caprock Oil, Inc. (“we”, “our” or the “Company”), without audit, in accordance with accounting principles generally accepted in the Unites States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position of the Company as of June 30, 2015, the results of its operations for the three month and six month periods ended June 30, 2015 and 2014, and cash flows for the three month and six month periods ended June 30, 2015 and 2014. Certain prior year amounts have been reclassified to conform with the current year presentation. These financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2014.

Name Change and Reverse Stock Split – Effective July 17, 2015, the Company changed its name from Caprock Oil, Inc. to Stack-it Storage, Inc. and completed a 1-for-10 reverse split of its Common Stock. Accordingly, all Common Stock share and per share amounts in the consolidated financial statements have been retroactively adjusted to reflect the reverse stock split. Following the sale of a substantial portion of the Company’s oil and gas properties to another company in May 2015 (see Note 2), the Company expects to continue to maintain ownership of its remaining oil and gas properties for the foreseeable future while it also plans to seek new business opportunities as an owner and operator of self-storage facilities.

Recently Issued Accounting Pronouncements – In the six months ended June 30, 2015, the Financial Accounting Standards Board issued several new Accounting Standards Updates which the Company believes will have little or no applicability to the Company.

(2) Sales of Oil & Gas Properties

In May 2015, the Company sold all of its working interests in three operated oil and gas fields in Texas to another oil and gas company. The cash sales price received at closing was $3,100,000, which is subject to a post-closing adjustment for the net revenues and expenditures attributable to the properties in the period from the effective date, January 1, 2015, to the closing date. In July, 2015, the amount of the post-closing adjustment was determined by mutual agreement of both parties to be less than $5,000. The net proceeds of this sale were largely used to pay off the Company’s long term debt (see Note 7). Asset retirement obligations of $383,895 were assumed by the buyer and other liabilities in the amount of $653,330 were reduced in this sale. No gain or loss was recognized on this sale.

In January 2015, the Company sold its non-operated working interest in a producing oil field in Texas to the company which is the operator of the field (see Note 11). The cash sales price was $500,000, subject to adjustments for unpaid revenues and expenditures incurred through the effective date, January 1, 2015. After taking such adjustments into account, the Company received net cash proceeds from the sale in the amount of approximately $261,000. No gain or loss was recognized on this sale.

(3) Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has reported net losses from operations in the last two years and has a substantial working capital deficit as of June 30, 2015. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not contain any adjustments to reflect the possible future effects on the classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

(4) Acquisition of Cinco NRG, LLC

On March 17, 2014, the Company completed the acquisition of Cinco NRG, LLC (“Cinco”), a private oil and gas company, which was under common control by its majority shareholder. The Company acquired Cinco through the issuance of a total of 4,694,254 shares of its Common Stock. As a result of this transaction, the members of Cinco owned approximately 95% of the Company’s total shares of Common Stock outstanding at the date of the acquisition. In conjunction with this transaction, the Company also issued 125,000 shares of its Common Stock to an officer of the Company (see Note 10). Cinco was formed in April 2013 to acquire working interests in specific oil and gas properties in the States of Texas and Alabama. At the time of the acquisition, Cinco had a small working interest in a producing oil field in Texas and working interests in several exploratory prospects in Alabama. Cinco is now a wholly-owned subsidiary of the Company.

As noted above, the Company and Cinco were both under common control by a majority shareholder prior to this transaction. Under the accounting rules for entities under common control, the Company has accounted for Cinco’s operations on a retrospective basis in the Company’s consolidated financial statements from the inception of Cinco in April 2013.

(5) Oil & Gas Properties

In the six months ended June 30, 2015, the Company recorded a total non-cash impairment allowance to the carrying value of its oil and gas properties in the amount of $1,395,224 (of this amount, $397,300 was recorded in the three months ended June 30, 2015, while the remaining $997,924 was recorded in the three months ended March 31, 2015). Such adjustments resulted from applying the quarterly “ceiling test” limitations under the full cost accounting rules during a period of rapidly declining oil prices. These rules limit the capitalized costs of evaluated properties to the aggregate of the “estimated present value,” discounted at a 10-percent interest rate, of future net revenues from proved reserves, based on current economic and operating conditions.

As of June 30, 2015, the Company has exploratory projects with capitalized costs of $214,018 that were reflected in unevaluated properties (such amount excludes the costs of exploratory projects of $923,115, which were transferred to evaluated properties in the six months ended June 30, 2015). Capitalized costs of the remaining projects have not been evaluated, therefore, no related depreciation, depletion and amortization expense was recorded as of June 30, 2015. An evaluation of these projects is largely expected to be completed by December 31, 2015.

(6) Creditor Settlements

In June 2015, the Company reached agreements with various unsecured creditors to settle outstanding payable balances at substantially discounted amounts from the recorded liabilities in exchange for immediate payments of the discounted amounts. In accordance with such agreements, the Company settled total liabilities at recorded amounts of $910,401 for a total discount of $523,815. Accordingly, the Company recognized a gain on the creditor settlements in the amount of $523,815 in the six months ended June 30, 2015.

(7) Long Term Debt

As of June 30, 2015 and December 31, 2014, the Company had the following long-term debt obligations:

	June 30,	December 31,
	2015	2014
$25,000,000 line of credit with a bank, maturing on January 1, 2015, default interest rate at 5.0% above prime, payable monthly, secured by first lien on CYMRI, LLC’s oil and gas properties	$-	$1,286,000

Bridge loans from individuals, due in October 2015, interest at 15% per annum, with second position security interest on oil and gas properties pledged to bank and first position on other oil and gas properties	125,000	700,000

Unsecured notes payable assumed in acquisition of Cinco NRG, LLC	-	25,000

Other short term notes for equipment and insurance financing, interest rates at 6% to 8%	12,295	41,040
	137,295	2,052,040
Current portion of long term debt	(137,295)	(2,052,040)

Long term debt, net of current portion	$-	$-

Borrowings under the bank credit agreement secured by the oil and gas properties of our legacy subsidiaries, CYMRI, LLC (“CYMRI”) and Triumph Energy, Inc. (“Triumph”), were subject to a borrowing base, dependent on oil and gas reserves. On January 1, 2015, the credit agreement expired and the outstanding borrowings of $1,286,000 became due and payable, however, the Company did not make such payment at that time and was in default of the credit agreement. The Company continued to make monthly interest payments on the outstanding borrowings at the default rate of interest in the first quarter of 2015. Upon closing of the sale of CYMRI’s producing oil and gas properties on May 20, 2015 (see Note 2), the Company fully repaid all outstanding borrowings under the credit agreement and the credit agreement was terminated.

In October 2014, the Company implemented a “bridge loan” program whereby it made short term borrowings from a group of individual lenders. By May 2015, such borrowings had reached $820,000, of which $220,000 was from related parties (see Note 11). Amounts advanced under the bridge loan program accrued interest at the rate of 15% per annum, with the principal due in one year and a prepayment penalty due in the event of early payment (payable in cash or stock). The bridge lenders were granted a subordinated security interest in the Company’s assets. Upon closing of the sale of a small producing property in January 2015 (see Note 2), the Company made a partial payment to the bridge lenders in the principal amount of $100,000 and also paid prepayment penalties consisting of cash of $9,273 and 520 shares of Common Stock. Upon closing of the sale of CYMRI’s producing oil and gas properties on May 20, 2015 (see Note 2), the Company fully repaid all then outstanding bridge loans in the principal amount of $820,000 and paid cash prepayment penalties in the amount of $88,061.

In June 2015, the Company re-borrowed $125,000 from an entity affiliated with a major shareholder under the same loan program, but with an equity conversion feature, in anticipation of near term capital needs in the self-storage business (see Notes 1 and 13). This convertible note payable was evaluated to determine whether it had a beneficial conversion feature or the characteristics of a derivative and was determined to have neither.

(8) Income Tax Refund

In June 2015, the Company received a refund from the Internal Revenue Service (“IRS”) for overpayment of income taxes on its 2008 consolidated federal income tax return in the amount of $61,492. This refund resulted from the settlement of an IRS audit of the Company’s 2008 consolidated federal income tax return. The Company had not previously recorded a tax benefit for such a refund. Accordingly, the Company recognized a current income tax benefit for the amount of this income tax refund in the six months ended June 30, 2015.

(9) Stockholders’ Equity

Basic income or loss per common share is computed by dividing the net income or loss by the weighted average number of shares of common stock outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period and potentially dilutive common share equivalents, consisting of stock options and warrants, under the Treasury Stock Method. The effects of potential common stock equivalents are not included in computations when their effect is anti-dilutive. In the three month and six month periods ended June 30, 2015 and 2014, there were no dilutive common stock equivalents reflected in the determination of net loss per share as the effect would have been anti-dilutive.

On June 30, 2014, the Company closed a private equity offering with three accredited investors for the sale of 25,000 Units with each Unit comprised of two shares of Common Stock and a Warrant to purchase one share of Common Stock, at an offering price of $20.00 per Unit, resulting in gross proceeds of $500,000.

(10) Stock-Based Compensation

Through July 17, 2015, the Company had a stock-based compensation plan which was approved by the stockholders in October 2005 and amended in October 2006. Under this plan, which was scheduled to expire in October 2015, a maximum of 24,000 shares could be awarded to directors, employees and consultants in the form of grants of stock or stock options with underlying registration rights. The terms and other conditions applicable to each such grant were generally determined by the Board of Directors. Effective July 17, 2015, this plan was replaced by a new shareholder approved compensation plan, with substantially the same features, under which a maximum of 2,000,000 shares may be awarded to directors, employees and consultants in the form of stock related grants (with certain annual and per person limitations).

Pursuant to the terms of the October 2005 stock-based compensation plan, the Company made a grant of 24,000 freely tradable shares of Common Stock in March 2014 to a consultant who performed certain services for the Company. Based on quoted prices for the Company’s stock, the Company calculated the value of such issued shares at $132,000 and recorded an expense of that amount in the six months ended June 30, 2014.

In conjunction with the acquisition of Cinco, the Company issued 125,000 shares of restricted Common Stock to an officer of the Company in March 2014 (see Note 4). The restricted shares will vest over a three year period. Based on quoted prices for the Company’s stock, the Company calculated the value of such issued shares at $687,500 and will amortize that total amount of expense over a three year period. During the six months ended June 30, 2015 and 2014, the Company recorded amortized expense in the amounts of $114,584 and $76,388, respectively, for this grant.

In May 2014, the Company engaged a new Chief Executive Officer and granted him non-registered options to acquire 200,000 shares of Common Stock at an exercise price of $6.50 per share, which was equal to the quoted price of its Common Stock on the date of the grant. Of these options, 20,000 shares vested immediately and the remaining 180,000 shares will vest ratably over a three year period. The estimated fair value of the option was calculated using a Black Scholes option pricing model based on the following assumptions: (a) Computed volatility – 187%; (b) Expected risk free interest rate – 1.6%; (c) Expected dividend yield – zero; (d) Expected option term – 4.4 years, calculated pursuant to ASC 718-10; and (e) Forfeitures – 0%, subject to adjustment for actual experience. On the basis of these assumptions, the Company calculated the value of such options at $1,238,000 and will amortize that total amount of expense over a three year period. During the six months ended June 30, 2015 and 2014, the Company recorded amortized expense in the amounts of $185,700 and $162,300, respectively, for this grant. The intrinsic value of such non-registered options is zero and there are no other options currently outstanding.

For the grants summarized above, the Company recorded aggregate stock compensation expense in the amounts of $300,284 and $370,688, respectively, in the six month periods ended June 30, 2015 and 2014. As of June 30, 2015, the Company has total future unrecognized compensation expense in the amount of $1,062,847.

(11) Related Party Transactions

A member of the Company’s Board of Directors is the president of a private oil and gas company which has a substantial number of oil and gas properties in Texas and Louisiana. Cinco owned a 10% working interest in a producing field in Texas operated by this company (through January 2015) and also participated for a 5% working interest in the drilling of an unsuccessful well operated by this company in Louisiana in July 2014. In both instances, this company billed Cinco for its share of the capital and operating costs of the properties under a standard industry joint operating agreement. Cinco’s resulting accounts payable balance with this company in the amount of $217,724 at December 31, 2014, was repaid in conjunction with the sale transaction in January 2015 (see Note 2).

Through May 20, 2015, the Company received short-term bridge loans from entities affiliated with a major shareholder in the amount of $220,000, which were repaid on that date (see Note 7). In June 2015, the Company re-borrowed $125,000 from one of these entities in anticipation of near term capital needs in the self-storage business (see Notes 1 and 13).

(12) Contingencies

From time to time the Company may become involved in litigation in the ordinary course of business. At the present time, other than the Company’s disclosures below, the Company’s management is not aware of any such litigation or other legal proceedings that could have a material adverse effect on its results of operations, cash flows or financial condition.

Triumph Energy, Inc., a current subsidiary, and a former subsidiary which was sold in 2008, were named as joint defendants in several lawsuits involving professional liability and other matters arising in the normal course of business in the State of Louisiana, most of which were settled at no net cost to Triumph. At present, there is only one such remaining case which is expected to be settled shortly at no net cost to Triumph. Accordingly, the Company has recorded no loss provision as of June 30, 2015.

In October 2008, an insurer for the Company’s inactive Construction Staffing subsidiary filed a lawsuit against the subsidiary alleging default on a premium finance obligation in the amount of approximately $200,000, plus interest and attorney’s fees. The Company believes that its inactive Construction Staffing subsidiary has a meritorious position in this matter and has not engaged legal counsel to defend this case. A default judgment was rendered in favor of the plaintiff in January 2011 and the Company has recorded an accrual for the subsidiary’s estimated loss exposure of approximately $100,000 as of June 30, 2015.

The Company, as a lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. The Company maintains insurance coverage, which it believes is customary in the industry, although the Company is not fully insured against all environmental risks. The Company is not aware of any environmental claims existing as of June 30, 2015, which have not been provided for, covered by insurance or otherwise have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

(13) Subsequent Events

Effective July 27, 2015, the short term bridge loan that was made in June 2015 by an entity affiliated with a major shareholder in the amount of $125,000 was converted into 10,416,667 shares of the Company’s restricted Common Stock (see Notes 7 and 11). The Company also received equity investments totaling $107,500 from three accredited investors in the third quarter of 2015 in exchange for the issuance of a total of 4,300,000 shares of the Company’s restricted Common Stock, resulting in a total of 19,898,015 shares of Common Stock being outstanding as of the current date.

On August 25, 2015, the Company made the initial grant of awards under the new stock compensation plan adopted in July 2015. Pursuant to this grant, options to acquire a total of 800,000 shares were awarded to two officers and options to acquire a total of 200,000 shares were awarded to two directors, all at a current exercise price of $1.00 per share. These options will vest ratably over a three year period. The estimated fair value of the option was calculated using a Black Scholes option pricing model and was determined to be approximately $950,000. The Company is amortizing such expense over a three year period.

On October 30, 2015, the Company completed the acquisition of its initial operating facility in the self-storage business. In this transaction, the Company acquired a fully operational self-storage facility with approximately 22,000 net rentable square feet located in Huffman, Texas, for a cash purchase price of $1,500,000. The Company financed this transaction with a combination of (i) a new secured bank term loan in the principal amount of $800,000, (ii) convertible debentures from a group of shareholders in the principal amount of $630,000, and (iii) available cash resources.

On December 30, 2015, the Company sold the equity ownership of its two main oil and gas subsidiaries to affiliates of a minority shareholder for a total sales price of $50,000, thus completing its exit from the oil and gas business. The sales price was represented by a promissory note payable by the purchaser to the Company with a term of 2 years. The note accrues interest at a rate of 5% per annum until maturity (if the NYMEX future oil price does not close at $80 per barrel for 20 consecutive trading prior to maturity, the note is redeemable at maturity for $5,000). One of the subsidiaries sold in this transaction was the owner of the operated oil and gas fields in Texas at the time such properties were sold to another company in May 2015. The December 2015 sale results in the extinguishment of the subsidiary's liabilities remaining after the May 2015 sale of those properties. The other subsidiary included in the December 2015 sale was the owner of non-operated oil and gas properties in Louisiana.

In December 2015 and January 2016, the Company made additional borrowings from shareholders in the form of convertible debentures for working capital purposes in the principal amount of $100,000.

Independent Auditor’s Report

To the Board of Directors
Stack-It Storage, Inc.
Houston, Texas

Report on the Financial Statements

We have audited the accompanying balance sheet of Lake Houston Storage, LLC, as of December 31, 2014, and the related statements of operations, members’ equity and cash flows for the year then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Houston Storage, LLC as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ MaloneBailey LLP
Houston, Texas
December 9, 2015

LAKE HOUSTON STORAGE, LLC
Balance Sheet
December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$55,933
Accounts receivable
Related party	1,000
Others	4,549
Other current assets	895
Total current assets	62,377

Property and equipment:
Land	36,000
Self-storage buildings and facilities	874,595
Equipment and furniture	31,292
Total property and equipment	941,887
Less: Accumulated depreciation	(73,930)
Net property and equipment	867,957

Other assets:
Other non current assets	745
Total other assets	745

Total assets	$931,079

Liabilities and Members' Equity
Current liabilities:
Current portion of bank loan payable	$20,484
Accounts payable	390
Customer deposits	2,179
Total current liabilities	23,053

Secured bank loan payable	568,971
Total liabilities	592,024

Members' equity:
Members' equity units	310,740
Retained earnings	28,315
Total members' equity	339,055

Total liabilities and members' equity	$931,079

See Accompanying Notes to Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Operations
For the Year Ended December 31, 2014

Revenues:
Rental income	$164,519
Total revenues	164,519

Operating expenses:
Storage operating expenses	67,547
Depreciation expense	33,821
General and administrative	9,080
Gain on insurance settlement	(4,952)
Total operating expenses	105,496

Operating income	59,023

Other income (expense):
Interest income	48
Interest expense	(32,046)
(31,998)

Net income	$27,025

See Accompanying Notes to Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Members' Equity
For the Year Ended December 31, 2014

	Members'		Total
	Equity	Retained	Members'
	Units	Earnings	Equity

Balance at January 1, 2014	$312,960	$1,290	$314,250

Capital contributions	3,380	-	3,380

Capital distributions	(5,600)	-	(5,600)

Net income	-	27,025	27,025

Balance at December 31, 2014	$310,740	$28,315	$339,055

See Accompanying Notes to Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Cash Flows
For the Year Ended December 31, 2014

Cash flows from operating activities:
Net income	$27,025
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	33,821
Gain on insurance settlement	(4,952)
Changes in current assets and liabilities	(116)
Net cash flows from operating activities	55,778

Cash flows from investing activities:
Purchase of property and equipment	(17,873)
Proceeds of insurance settlement	15,673
Net cash flows used in investing activities	(2,200)

Cash flows from financing activities:
Capital distributions	(5,600)
Payments of notes payable	(19,422)
Net cash flows used in financing activities	(25,022)

Net increase in cash and cash equivalents	28,556
Cash and cash equivalents at beginning of period	27,377

Cash and cash equivalents at end of period	$55,933

Supplemental cash flow data:
Cash paid for interest	$32,046

Supplemental non-cash investing activity:
Non-cash capital contribution of property	3,380

See Accompanying Notes to Financial Statements.

LAKE HOUSTON STORAGE, LLC
Notes to Financial Statements
December 31, 2014

(1)  Business and Summary of Significant Accounting Policies

Description of Business – Lake Houston Storage, LLC (“we”, “our” or the "Company") is a Texas limited liability company, operating in the self-storage business.  The Company is a single purpose entity which owns a fully operational self-storage facility with approximately 22,000 net rentable square feet located in Huffman, Texas.  The Company has no employees and all operational and administrative functions are performed by independent contractors.

Property and Equipment – Self-storage buildings and facilities are generally depreciated on a straight-line basis over their estimated useful lives ranging up to 39 years.  Routine repairs and maintenance performed on buildings and facilities are expensed.  Other property and equipment, primarily office equipment and furniture, are depreciated on a declining-balance basis over their estimated useful lives ranging from three to seven years.

Impairment – The Company evaluates real estate assets for impairment annually.  If there are indicators of impairment and the Company determines that the asset is not recoverable from future undiscounted cash flows, an impairment charge is recognized.

Revenue Recognition – Rental income, which is generally earned pursuant to month-to-month leases for storage space, as well as late charges and administrative expenses, are recognized as earned.  Any customer prepaid rents are deferred until earned.

Allowance for Doubtful Accounts – The Company’s allowance for uncollectible accounts receivable, if any, is provided based on management's evaluation of collectability of outstanding balances.  As of December 31, 2014, no allowance for uncollectible amounts has been provided.

Income Taxes – The Company is treated as a partnership for federal and state income tax purposes, therefore, all tax related attributes are allocated directly to the members.  Accordingly, the Company does not record any income tax related asset, liability or expense accounts.  Tax returns for the years ending December 31, 2012 through December 31, 2014 are open for examination.

Use of Estimates – Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements – The Financial Accounting Standards Board has issued several new Accounting Standards Updates which the Company believes will have little or no applicability to the Company.

(2)           Note Payable

The Company acquired the self-storage facility located in Huffman, Texas, in September 2012 for a purchase price of approximately $902,000.  The Company financed a substantial portion of the acquisition cost with a senior secured loan from a commercial bank in the amount of $631,750.  The loan is evidenced by a promissory note which is secured by a first lien mortgage on the self-storage facility.  The note bears interest at the rate of 5.25% per annum and is payable in 59 monthly installments of principal and interest in the amount of $4,289, with a final principal installment of $535,231 due on September 5, 2017.

The loan agreement contains customary financial and non-financial covenants regarding debt service coverage, financial reporting, compliance with laws and regulations, continuity of existing operations, and a prohibition against allowing any other liens or encumbrances to be placed on the Company’s business or properties.  The Company is in compliance with those covenants.  The loan is personally guaranteed by the stockholders of the corporation which is the majority member of the Company.

As of December 31, 2014, future maturities of this note payable are as follows:

Year ending December 31, 2015	$20,484
Year ending December 31, 2016	21,604
Year ending December 31, 2017	547,367
Year ending December 31, 2018	-
Year ending December 31, 2019	-
$589,455

(3)           Gain on Disposal of Asset

In September 2014, the Company received an insurance settlement in the amount of $15,673 for damage sustained to a customer-accessible kiosk resulting from a vehicle accident in July 2014.  The net book value of the damaged kiosk was $10,721, therefore, the Company recognized an operating gain on the disposal of this asset in the amount of $4,952.  The Company used the proceeds of the insurance settlement to acquire a replacement kiosk.

(4)           Related Party Transactions

One of the stockholders of the corporation which is the majority member of the Company is the non-executive President of the Company and performs substantial management services for the Company.  In that regard, he receives a monthly management fee equal to approximately 5% of the gross revenues of the Company.  In the year ended December 31, 2014, such management fees amounted to a total of $8,965.  That same individual also received a 2% sales commission on the sale of the self-storage facility in October 2015 (see Note 5).

Additionally, there were relatively minor capital transactions made between the Company and its corporate majority member, which were generally offsetting.  In the year ended December 31, 2014, there was a non-cash capital contribution made by the majority member to the Company for an asset acquisition in the amount of $3,380 while the Company made a capital distribution of cash to the majority member in the amount of $5,600.  As of December 31, 2014, there was an outstanding account receivable from the majority member in the amount of $1,000.

(5)           Subsequent Event

On October 30, 2015, the Company sold the self-storage facility in Huffman, Texas, to a subsidiary of Stack-It Storage, Inc., for a cash sales price of $1,500,000.  Following the sale, the Company has effectively ceased its business operations.

LAKE HOUSTON STORAGE, LLC
Balance Sheet
June 30, 2015
(Unaudited and Unreviewed)

Assets
Current assets:
Cash and cash equivalents	$91,306
Accounts receivable
Related party	1,000
Others	4,004
Other current assets	895
Total current assets	97,205

Property and equipment:
Land	36,000
Self-storage buildings and facilities	874,595
Equipment and furniture	36,011
Total property and equipment	946,606
Less: Accumulated depreciation	(87,441)
Net property and equipment	859,165

Other assets:
Other non current assets	745
Total other assets	745

Total assets	$957,115

Liabilities and Members' Equity
Current liabilities:
Current portion of bank loan payable	$21,037
Accounts payable	8,801
Customer deposits	2,079
Total current liabilities	31,917

Secured bank loan payable	558,310
Total liabilities	590,227

Members' equity:
Members' equity units	313,941
Retained earnings	52,947
Total members' equity	366,888

Total liabilities and members' equity	$957,115

See Accompanying Notes to Unaudited and Unreviewed Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Operations
(Unaudited and Unreviewed)

	Three Months Ended June 30,
	2015	2014
Revenues:
Rental income	$38,292	$41,689
Total revenues	38,292	41,689

Operating expenses:
Storage operating expenses	14,579	13,219
Depreciation expense	7,006	8,455
General and administrative	1,469	1,594
Total operating expenses	23,054	23,268

Operating income	15,238	18,421

Other income (expense):
Interest income	19	10
Interest expense	(7,781)	(8,044)
	(7,762)	(8,034)

Net income	$7,476	$10,387

See Accompanying Notes to Unaudited and Unreviewed Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Operations
(Unaudited and Unreviewed)

	Six Months Ended June 30,
	2015	2014
Revenues:
Rental income	$87,341	$85,003
Total revenues	87,341	85,003

Operating expenses:
Storage operating expenses	28,663	28,584
Depreciation expense	14,011	16,910
General and administrative	4,440	4,537
Total operating expenses	47,114	50,031

Operating income	40,227	34,972

Other income (expense):
Interest income	34	18
Interest expense	(15,629)	(16,151)
	(15,595)	(16,133)

Net income	$24,632	$18,839

See Accompanying Notes to Unaudited and Unreviewed Financial Statements.

LAKE HOUSTON STORAGE, LLC
Statement of Cash Flows
(Unaudited and Unreviewed)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$24,632	$18,839
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	14,011	16,910
Changes in current assets and liabilities	8,356	8,846
Net cash flows from operating activities	46,999	44,595

Cash flows from investing activities:
Purchase of property and equipment	(4,719)	-
Net cash flows used in investing activities	(4,719)	-

Cash flows from financing activities:
Capital contributions	3,201	-
Capital distributions	-	-
Payments of notes payable	(10,108)	(9,584)
Net cash flows used in financing activities	(6,907)	(9,584)

Net increase in cash and cash equivalents	35,373	35,011
Cash and cash equivalents at beginning of period	55,933	27,377

Cash and cash equivalents at end of period	$91,306	$62,388

Supplemental cash flow data:
Cash paid for interest	$15,629	$16,151

See Accompanying Notes to Unaudited and Unreviewed Financial Statements.

LAKE HOUSTON STORAGE, LLC
Notes to Financial Statements
(Unaudited and Unreviewed)

(1)          Basis of Presentation

The accompanying financial statements have been prepared by Lake Houston Storage, LLC (“we”, “our” or the "Company"), without audit, in accordance with accounting principles generally accepted in the Unites States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.  In the opinion of management, these consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position of the Company as of June 30, 2015, the results of its operations for the three month and six month periods ended June 30, 2015 and 2014, and cash flows for the six month periods ended June 30, 2015 and 2014.    These financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2014, included elsewhere herein.  These financial statements have not been reviewed by the Company’s independent accountants.

(2)           Note Payable

The Company acquired a self-storage facility located in Huffman, Texas, in September 2012 for a purchase price of approximately $902,000.  The Company financed a substantial portion of the acquisition cost with a senior secured loan from a commercial bank in the amount of $631,750.  The loan is evidenced by a promissory note which is secured by a first lien mortgage on the self-storage facility.  The note bears interest at the rate of 5.25% per annum and is payable in 59 monthly installments of principal and interest in the amount of $4,289, with a final principal installment of $535,231 due on September 5, 2017.

The loan agreement contains customary financial and non-financial covenants regarding debt service coverage, financial reporting, compliance with laws and regulations, continuity of existing operations, and a prohibition against allowing any other liens or encumbrances to be placed on the Company’s business or properties.  The Company is in compliance with those covenants.  The loan is personally guaranteed by the stockholders of the corporation which is the majority member of the Company.

(3)           Related Party Transactions

One of the stockholders of the corporation which is the majority member of the Company is the non-executive President of the Company and performs substantial management services for the Company.  In that regard, he receives a monthly management fee equal to approximately 5% of the gross revenues of the Company.  In the six month periods ended June 30, 2015 and 2014, such management fees amounted to $5,712 and $5,075, respectively.  That same individual also received a 2% sales commission on the sale of the self-storage facility in October 2015 (see Note 4).

Additionally, there were relatively minor capital transactions made between the Company and its corporate majority member, which were generally offsetting.  In the six month periods ended June 30, 2015 and 2014, the capital contributions made by the majority member to the Company amounted to $3,201 and zero, respectively.  There were no capital distributions made by the Company to the majority member in the six month periods ended June 30, 2015 and 2014.  As of June 30, 2015, there was an outstanding account receivable from the majority member in the amount of $1,000.

(4)           Subsequent Event

On October 30, 2015, the Company sold the self-storage facility in Huffman, Texas, to a subsidiary of Stack-It Storage, Inc., for a cash sales price of $1,500,000.  Following the sale, the Company has effectively ceased its business operations.

STACK-IT STORAGE, INC.
 Unaudited Pro Forma Combined Balance Sheet
June 30, 2015

	Stack-It	Lake	Pro Forma
	Storage, Inc.	Houston, LLC	Adjustments		As Adjusted

Assets
Current assets:
Cash and cash equivalents	$394,487	$91,306	$(91,306)	(A)
			(71,392)	(B)	$323,095
Accounts receivable	122,429	5,004	(5,004)	(A)	122,429
Prepaid expenses and other	20,266	895	(895)	(A)	20,266
Total current assets	537,182	97,205	(168,597)		465,790

Property and equipment:
Oil and gas properties, evaluated	7,501,897		-		7,501,897
Oil and gas properties, unevaluated	214,018	-	-		214,018
Self-storage land, buildings and facilities	-	910,595	(910,595)	(A)
			1,490,974	(B)	1,490,974
Other property and equipment	40,978	36,011	(36,011)	(A)
			23,871	(B)	64,849
	7,756,893	946,606	568,239		9,271,738
Less: Accumulated DD&A	(7,188,953)	(87,441)	87,441	(A)	(7,188,953)
Net property and equipment	567,940	859,165	655,680		2,082,785

Other assets:
Other noncurrent assets	5,238	745	(745)	(A)	5,238
Total other assets	5,238	745	(745)		5,238

Total assets	$1,110,360	$957,115	$486,338		$2,553,813

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long term debt	$137,295	$21,037	$(21,037)	(A)	$137,295
Accounts payable	349,675	8,801	(8,801)	(A)	349,675
Accrued liabilities	654,909	2,079	(2,079)	(A)
			13,453	(B)	668,362
Total current liabilities	1,141,879	31,917	(18,464)		1,155,332

Long term debt - bank	-	558,310	(558,310)	(A)	-
			800,000	(B)	800,000
Convertible debentures	-	-	630,000	(B)	630,000
Deferred income taxes	155,000	-	-		155,000
Asset retirement obligations	105,580	-	-		105,580
Total liabilities	1,402,459	590,227	853,226		2,845,912

Stockholders’ equity (deficit):
Preferred stock	-	-	-		-
Common stock	51,813	-			51,813
Additional paid-in capital	15,788,467	313,941	(313,941)	(A)	15,788,467
Retained earnings (deficit)	(16,132,379)	52,947	(52,947)	(A)	(16,132,379)
Total stockholders’ equity (deficit)	(292,099)	366,888	(366,888)		(292,099)

Total liabilities and stockholders' equity	$1,110,360	$957,115	$486,338		$2,553,813

STACK-IT STORAGE, INC.
 Unaudited Pro Forma Combined Statement of Operations
Six Months Ended June 30, 2015

	Stack-It Storage, Inc.	Lake Houston, LLC	Pro Forma Adjustments		As Adjusted
Revenues:
Oil and gas sales	$272,624	$-	$-		$272,624
Storage rental income	-	87,341	-		87,341
	272,624	87,341	-		359,965
Operating expenses:
Lease operating expense	431,575	-	-		431,575
Storage operating expense	-	28,663	-		28,663
Depreciation, depletion and amortization	147,798	14,011	9,400	(C)	171,209
Impairment expense	1,395,224	-	-		1,395,224
Accretion expense	13,045	-	-		13,045
Workover expense	68,185	-	-		68,185
Selling, general and administrative	781,224	4,440	-		785,664
Gain on creditor settlements	(523,815)	-	-		(523,815)
	2,313,236	47,114	9,400		2,369,750

Operating loss	(2,040,612)	40,227	(9,400)		(2,009,785)

Other income (expense):
Interest income	87	34	-		121
Interest expense	(167,754)	(15,629)	(43,900)	(C)	(227,283)

Loss before income taxes	(2,208,279)	24,632	(53,300)		(2,236,947)
Benefit for income taxes	710,292	-	18,100	(C)	728,392

Net loss	$(1,497,987)	$24,632	$(35,200)		$(1,508,555)

Net loss per share, basic and diluted	$(0.29)				$(0.29)

Weighted average shares outstanding	5,181,264				5,181,264

STACK-IT STORAGE, INC.
 Unaudited Pro Forma Combined Statement of Operations
Year Ended December 31, 2014

	Stack-It Storage, Inc.	Lake Houston, LLC	Pro Forma Adjustments		As Adjusted
Revenues:
Oil and gas sales	$2,361,828	$-	$-		$2,361,828
Storage rental income	-	164,519	-		164,519
	2,361,828	164,519	-		2,526,347
Operating expenses:
Lease operating expense	1,514,507	-	-		1,514,507
Storage operating expense	-	67,547	-		67,547
Depreciation, depletion and amortization	573,216	33,821	18,800	(C)	625,837
Accretion expense	40,590	-	-		40,590
Workover expense	941,606	-	-		941,606
Selling, general and administrative	1,618,861	9,080	-		1,627,941
Gain on insurance settlement	-	(4,952)	-		(4,952)
	4,688,780	105,496	18,800		4,813,076

Operating loss	(2,326,952)	59,023	(18,800)		(2,286,729)

Other income (expense):
Interest income	525	48	-		573
Interest expense	(162,245)	(32,046)	(87,800)	(C)	(282,091)

Loss before income taxes	(2,488,672)	27,025	(106,600)		(2,568,247)
Benefit for income taxes	496,700	-	36,200	(C)	532,900

Net loss	$(1,991,972)	$27,025	$(70,400)		$(2,035,347)

Net loss per share, basic and diluted	$(0.39)				$(0.40)

Weighted average shares outstanding	5,113,524				5,113,524

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The Company has prepared unaudited pro forma financial statements to present the impact of the Company’s purchase and financing of the Lake Houston storage facility in October 2015.  These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and the related notes of the Company and of Lake Houston Storage, LLC, for the six months ended June 30, 2015 and for the year ended December 31, 2014, as reflected herein.

The following adjustments have been applied to such historical financial statements:

(A)
To reverse the historical Balance Sheet accounts of Lake Houston Storage, LLC as of June 30, 2015, as the seller has retained all assets and liabilities except for the storage facility for which the Company’s acquisition basis is established in entry (B) below.

(B)
To record the October 2015 purchase of the Lake Houston storage facility from Lake Houston Storage, LLC for a purchase price of $1,500,000 (plus related costs), financed with a combination of (i) a new secured bank term loan in the principal amount of $800,000, (ii) new convertible debentures issued to shareholders and other investors in the principal amount of $630,000, and (iii) available cash resources.

(C)
To adjust for pro forma depreciation expense and interest expense, and the related income tax effect, applicable to the Company’s acquisition of the storage facility.  The pro forma depreciation expense is based on the allocation of $50,000 of the total purchase price to non-depreciable land and the remainder of the purchase price to depreciable property and equipment.

PART III - EXHIBITS

II-1

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended and Restated Articles of Incorporation of Stack-It Storage, Inc. (1)
2.2	Amended and Restated Bylaws of Stack-It Storage, Inc.(1)
4	Subscription Agreement for Offering(3)
6.1	Texas Association of Realtors commercial real estate contract, dated July 15, 2015, between Lake Houston Storage, LLC and Caprock Oil, Inc.(2)
6.2	Secured loan agreement, dated October 30, 2015, between Texas Exchange Bank (the “Bank”) and Stack-It Storage I, LLC (the “Borrower”)(2)
6.3	Promissory Note, dated October 30, 2015, payable to Texas Exchange Bank (the “Bank”) by Stack-It Storage I, LLC (the “Borrower”)(2)
6.4	Unlimited guaranty agreement, dated October 30, 2015, between Texas Exchange Bank (the “Bank”) and Stack-It Storage, Inc. (the “Guarantor”)(2)
6.5	Form of security agreement and pledge, dated October 30, 2015, between Stack-It Storage, Inc. and various accredited investors for issuance of convertible debentures totaling $630,000.00(2)
6.6	Form of promissory note, dated October 30, 2015, between Stack-It Storage, Inc. and various accredited investors for issuance of convertible debentures totaling $630,000.00(3)
8.1	Form of Escrow Agreement with Signature Bank
11.1	Consent of MaloneBailey LLP (4)
11.2	Consent of Schiff Hardin LLP (included in Exhibit 12)
12	Opinion of Schiff Hardin LLP as to legality of the securities being registered
13.1	Scripts of “Testing the waters” material(2)

(1)
Incorporated by reference to the Company's Registration Statement on Form SB-2 filed July 30, 2004, as amended by the following: (i) the Company's Form 8-K filed on October 13, 2005 to change its name from Frontier Staffing, Inc. to Tradestar Services, Inc.; (ii) the Company's Form 8-K filed on March 8, 2007 to change its name from Tradestar Services, Inc. to Stratum Holdings, Inc.; (iii) the Company's Form 8-K filed on March 17, 2014 to change its name from Stratum Holdings, Inc. to Caprock Oil, Inc.; and (iv) the Company's Form 8-K filed on July 20, 2015 to change its name from Caprock Oil, Inc. to Stack-It Storage, Inc.

(2)	Incorporated by reference to the Company's Form 1-A, filed on December 10, 2015.
(3)	Incorporated by reference to the Company's Form 1-A amendment, filed on January 12, 2016.
(4)	Incorporated by reference to the Company's Form 1-A amendment, filed on January 25, 2016.

II-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 4 , 2016.

STACK-IT STORAGE, INC.

By:	/s/ Steven H. Mikel
Steven H. Mikel
President and Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Steven H. Mikel	President and Chief Executive Officer	February 4, 2016
Steven H. Mikel

/s/ D. Hughes Watler, Jr.	Director and Chief Financial	February 4, 2016
D. Hughes Watler, Jr.	Officer

/s/ Robert G. Wonish	Director	February 4, 2016
Robert G. Wonish

/s/ Christopher T. George	Director	February 4, 2016
Christopher T. George